Ex. 2.1

Agreement and Plan of Merger

CONFIDENTIALExecution Version

AGREEMENT AND PLAN OF MERGER

dated as of February 9, 2020

among:

ELEVATE ENTERTAINMENT INC.,
a Delaware corporation;

ELEVATE ACQUISITION CORPORATION,
a Delaware corporation; and

EVANS & SUTHERLAND COMPUTER CORPORATION,
a Utah corporation

TABLE OF CONTENTS

Page

Article IThe Offer1

1.1Conduct of the Offer1

1.2Company Actions4

1.3Top-Up Option5

1.4Directors6

1.5Short-Form Merger7

Article IIThe Merger7

2.1The Merger7

2.2Closing7

2.3Effective Time7

2.4Effect of the Merger7

2.5Articles of Incorporation; Bylaws8

2.6Directors and Officers8

2.7Conversion8

2.8Surrender of Certificates; Stock Transfer Books9

2.9Dissenters’ Rights10

2.10Further Action11

Article IIIRepresentations And Warranties Of The Company11

3.1Subsidiaries; Due Organization; Etc11

3.2Articles of Incorporation and Bylaws11

3.3Capitalization, Etc12

3.4SEC Filings; Financial Statements13

3.5Absence of Changes15

3.6Title to Assets17

3.7Loans; Accounts Receivable; Customers; Inventories17

3.8Real Property; Leasehold17

3.9Intellectual Property18

3.10Contracts23

3.11Sale of Products; Performance of Services24

3.12Liabilities25

3.13Compliance with Legal Requirements; Export Control Laws25

3.14Certain Business Practices26

3.15Governmental Authorizations26

3.16Tax Matters26

3.17Employee and Labor Matters; Benefit Plans28

3.18Environmental Matters33

3.19Insurance34

3.20Transactions with Affiliates34

3.21Legal Proceedings; Orders34

3.22Authority; Binding Nature of Agreement35

3.23Inapplicability of Anti-takeover Statutes35

3.24No Discussions35

3.25Intent to Tender; Vote Required35

3.26Non-Contravention; Consents35

3.27Fairness Opinion36

3.28Financial Advisor36

3.29Information Supplied37

3.30No Other Representations or Warranties37

Article IVRepresentations And Warranties Of Parent37

4.1Valid Existence38

4.2Authority; Binding Nature of Agreement38

4.3Non-Contravention38

4.4Governmental Authorization38

4.5Capitalization and Operation of Merger Sub38

4.6Litigation38

4.7Company Common Stock39

4.8Available Funds39

4.9Financial Advisor39

4.10Information Supplied39

4.11No Other Representations or Warranties39

Article VConduct Prior To The Effective Time39

5.1Conduct of the Business Pending Closing39

5.2Restrictions on the Conduct of the Business Pending Closing40

5.3No Solicitation42

Article VIAdditional Covenants And Agreements46

6.1Access to Information46

6.2Shareholder Approval; Proxy Statement46

6.3Regulatory Efforts47

6.4Employee Benefits48

6.5Indemnification of Officers and Directors49

6.6Stock Options50

6.7Public Announcements51

6.8Shareholder Litigation51

6.9Rule 16b-352

6.10Takeover Statute52

6.11Resignation of Directors52

6.12Rule 14d−10 Matters52

6.13Intellectual Property Covenants52

6.14FIRPTA52

6.15Obligations of Parent52

Article VIIConditions Precedent To The Merger53

7.1Company Shareholder Approval53

7.2No Injunctions or Restraints53

7.3Consummation of Offer53

Article VIIITermination53

8.1Termination53

8.2Notice of Termination; Effect of Termination55

8.3Expenses; Termination Fees55

Article IXMiscellaneous57

9.1Specific Performance; Remedies Cumulative57

9.2Governing Law; Submission to Jurisdiction; Consent to Services of Process; Waiver of Jury Trial57

9.3Entire Agreement; Amendments and Waivers58

9.4No Third Party Beneficiaries58

9.5Notices58

9.6Severability59

9.7Assignment; Binding Effect59

9.8Counterparts60

9.9Disclosure Schedule60

9.10Survival60

9.11Interpretive Matters60

i

EXHIBITS

Exhibit A- Certain Definitions

Exhibit B- Tender and Support Agreements

Exhibit C-Conditions to the Offer

Exhibit D -Utah Articles of Merger

Exhibit E -Delaware Certificate of Merger

Exhibit F- Amended Bylaws

Exhibit G- Compensatory Award Termination Agreement

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 9, 2020, by and among Elevate Entertainment Inc., a Delaware corporation (“Parent”), Elevate Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Evans & Sutherland Computer Corporation, a Utah corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company have determined that it is in the best interests of their respective equityholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Merger Sub make a tender offer (as it may be amended from time to time, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock, in exchange for consideration, per share of Company Common Stock, of $1.19 net to the seller in cash (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest thereon, but subject to any applicable withholding for Taxes;

WHEREAS, it is further proposed that, after acquiring shares of Company Common Stock pursuant to the Offer, Merger Sub shall merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub with and into the Company being referred to in this Agreement as the “Merger”);

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, certain employees are entering into amendments to their employment agreements, which will become effective at the Acceptance Time; and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain shareholders of the Company are executing and delivering tender and support agreements in favor of Parent and Merger Sub (the “Tender and Support Agreements”), substantially in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article IThe Offer

1.1Conduct of the Offer.

(a)Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement; provided, however, that Merger Sub shall not be required to commence the Offer if (i) any of the conditions set forth in clauses “(a),” “(b),” “(c),” “(d),” “(f),” “(g),” “(h),” and “(i)” of Exhibit C shall not be satisfied or (ii) the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9.  The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b)The obligation of Merger Sub to accept for payment, and pay for, shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to the satisfaction or (if permitted) waiver of (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, together with any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Acceptance Time, represents a majority of the Adjusted Outstanding Share Number and (ii) the other conditions set forth in Exhibit C (the Minimum Condition and the other conditions set forth in Exhibit C are referred to collectively as the “Offer Conditions”).  For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (B) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange, settlement or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Company Common Stock that are outstanding immediately prior to the Acceptance Time (other than potential (but not actual) dilution attributable to the Top-Up Option).

(c)Merger Sub expressly reserves the right, in its sole discretion to (i) increase the Offer Price and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company (A) the Minimum Condition may not be amended or waived and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer, (3) imposes conditions to the Offer in addition to the Offer Conditions or (4) except as provided in Section 1.1(d), extends the Expiration Date of the Offer.  Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) as soon as reasonably practicable after the Expiration Date and pay the Offer Price in exchange for each share of Company Common Stock accepted for payment pursuant to the Offer.

(d)The Offer shall initially be scheduled to expire 20 Business Days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).  Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1, (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 20 Business Days per extension, to permit such Offer Condition to be satisfied, (ii) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule or regulation of the SEC applicable to the Offer and (iii) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act; provided, however, that, with respect to clauses “(i)” and “(ii)” of this Section 1.1(d), in no event shall Merger Sub extend the Offer to a date later than the Outside Date.  Subject to the parties’ respective termination rights under Section 8.1, if (A) each of the Offer Conditions set forth in clauses “(a)” through “(i)” of Exhibit C is satisfied or has been waived as of the scheduled Expiration Date and (B) the Minimum Condition is not satisfied on such date, then, to the extent requested in writing by the Company prior to 5:00 p.m., Dallas, Texas time, on such date, Merger Sub shall extend the Offer on one or more occasions, for an additional period of up to 20 Business Days per extension, to permit such Minimum Condition to be satisfied; provided, however, that in no event shall Merger Sub be required to extend the Offer to a date later than the Outside Date.

(e)On the Offer Commencement Date, Parent and Merger Sub shall (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference (A) Merger Sub’s offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”) and (B) forms of the related letter of transmittal and summary advertisement and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder.  Parent and Merger Sub shall use reasonable efforts to cause such Tender Offer Statement on Schedule TO, and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder.  The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments.  Parent and Merger Sub shall promptly provide the Company and its legal counsel for review and comment a copy or a description of any comments received by Parent, Merger Sub or their legal counsel from the SEC with respect to the Offer Documents, and Parent and Merger Sub shall give reasonable consideration to any comments received from the Company and its legal counsel.  Each of Parent, Merger Sub and the Company (1) shall use reasonable efforts to respond promptly to any comments of the SEC with respect to the Offer Documents or the Offer and (2) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, shall use reasonable efforts to correct promptly any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of shares of Company Common Stock.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Acquired Entities and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e).

(f)Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(g)If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately adjusted.

(h)Except as permitted by the terms of the Agreement, Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the holders thereof.

1.2Company Actions.

(a)The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Merger Sub that the Company’s board of directors (the “Company Board”), at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) approved and adopted this Agreement and approved the Contemplated Transactions, including the Offer and the Merger, in accordance with the requirements of the Utah Revised Business Corporation Act (the “URBCA”), (ii) resolved to recommend that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement (the unanimous recommendation of the Company Board that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement being referred to as the “Company Board Recommendation”), (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or similar restriction set forth in any state takeover law or other Legal Requirement that might otherwise apply to the Tender and Support Agreements, the Offer, the Merger or any of the other Contemplated Transactions and (iv) directed that the approval of this Agreement be submitted to the shareholders of the Company, as promptly as reasonably practicable after the Acceptance Time, if required to consummate the Merger under the URBCA.  Subject to Section 5.3, the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

(b)Contemporaneously with the filing by Parent and Merger Sub of the Schedule TO, the Company shall file with the SEC and (contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and the information required by Section 1.4(b) and, subject only to Section 5.3, shall reflect the Company Board Recommendation.  The Company shall ensure that the Schedule 14D-9 has been finalized and is ready for filing with the SEC, taking into account any review and comment by Parent and its legal counsel contemplated by this Section 1.2(b), no later than the date that is nine Business Days from the date hereof.  The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements, and shall ensure that the Schedule 14D-9 includes (i) the opinion of the financial advisor referred to in Section 3.27 and (ii) a fair summary of the financial analysis conducted by such financial advisor in accordance with all applicable Legal Requirements.  Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall not file or mail such document prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed.  The Company shall promptly provide Parent and its legal counsel for review and comment a copy or a description of any comments received by the Company or its legal counsel from the SEC with respect to the Schedule 14D-9, and the Company shall not respond to any such SEC comments prior to receiving the approval of Parent, which shall not be unreasonably withheld or delayed, and shall provide Parent and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.  To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Legal Requirements (A) each of Parent, Merger Sub and the Company shall use reasonable efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect and (B) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent, Merger Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(b).

(c)The Company shall promptly provide or cause to be provided to Parent (i) a list of the Company’s shareholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date and (ii) such additional information (including updated lists of shareholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

1.3Top-Up Option.

(a)The Company hereby grants to Parent and Merger Sub an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued, fully-paid and non-assessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes 90% of the number of shares of Company Common Stock that would be outstanding on a fully-diluted basis immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

(b)The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time at or after the Acceptance Time.  The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price.  Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option, or any combination of the foregoing.  Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.  Parent, Merger Sub and the Company acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the shares of Company Common Stock subject to the appraisal proceeding shall be determined in accordance with the URBCA without regard to the exercise by Parent or Merger Sub of the Top-Up Option, any shares of Company Common Stock issued upon exercise of the Top-Up Option or the promissory note.

(c)In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of

Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place.  The Company shall, as soon as reasonably practicable following receipt of such notice, notify Merger Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares.  At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such shares.  Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

1.4Directors.

(a)Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company Board the number of directors, rounded up to the next whole number, determined by multiplying (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board effected pursuant to this Section 1.4(a)) by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Merger Sub (including all shares of Company Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding (provided that, in no event shall Parent’s director designees constitute less than a majority of the entire Company Board).  The Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company Board.  From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use its best efforts to (A) obtain and deliver to Parent the resignation of each individual who is an officer of any of the Acquired Entities and (B) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company Board and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company.

(b)In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company Board, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to and conditioned upon the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder).  The provisions of Section 1.41.4(b) are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c)Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.4(a) and until the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder shall require the concurrence of a majority of the persons who were directors of the Company immediately prior to appointment of Parent’s designees.

1.5Short-Form Merger.  Notwithstanding anything to the contrary in this Agreement, if, after the Acceptance Time and any exercise of the Top-Up Option, the shares of Company Common Stock owned by Merger Sub represent at least 90% of the then-outstanding shares of Company Common Stock, the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 16-10a-1104 of the URBCA, and otherwise as provided in Article II.

Article IIThe Merger

2.1The Merger.  At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the URBCA and the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned Subsidiary of Parent.

2.2Closing.  Unless this Agreement is earlier terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other date and time as the parties hereto may agree in writing (the “Closing Date”).  The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300 Dallas, TX 75201-6950, or at such other location (or virtually through electronic transfer), as the parties hereto may agree in writing.

2.3Effective Time.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing (a) the articles of merger in substantially the form attached hereto as Exhibit D (the “Utah Articles of Merger”) with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) containing such information as is required by Section 1105 of the URBCA and such other filings or recordings required under the URBCA and (b) a certificate of merger in substantially the form attached hereto as Exhibit E (the “Delaware Certificate of Merger,” together with the Utah Articles of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the later of the time in which: (i) the Delaware Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware; and (ii) the Utah Articles of Merger are filed and accepted by the Division, or at such later time as is agreed to by Parent and the Company and specified in the Certificates of Merger (the “Effective Time”).

2.4Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the URBCA and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.

2.5Articles of Incorporation; Bylaws.  At the Effective Time, the Company’s Amended and Restated Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit D and shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the URBCA and such articles of incorporation.  At the Effective Time, the bylaws of the Company shall be amended, in substantially the form attached hereto as Exhibit F (the “Amended Bylaws”), and the Amended Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the URBCA, the articles of incorporation and the Amended Bylaws.

2.6Directors and Officers.  Unless otherwise designated by Parent, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

2.7Conversion.

(a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)each share of Company Common Stock held by the Company (including any authorized but unissued shares of Company Common Stock) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)each share of Company Common Stock held by any wholly-owned Subsidiary of the Company shall remain issued and outstanding and no consideration shall be delivered in exchange therefor;

(iii)each share of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iv)except as provided in clauses “(i),” “(ii)” and “(iii)” above and subject to Section 2.9, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon compliance with Section 2.8) an amount equal to the Offer Price in cash, without interest thereon, but subject to any applicable withholding for Taxes (the “Merger Consideration”); and

(v)each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into and become one validly issued, fully-paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)If, prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately adjusted.

2.8Surrender of Certificates; Stock Transfer Books.

(a)Prior to the Effective Time, Parent shall appoint a payment agent reasonably acceptable to the Company (the “Payment Agent”) for the purpose of paying the Merger Consideration in exchange for: (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”).  Promptly after the Effective Time (and in no event later than three Business Days following the Effective Time), Parent shall deposit, or cause to be deposited, with the Payment Agent, the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Payment Fund”).

(b)As soon as reasonably practicable after the Effective Time, Parent will instruct the Payment Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of Certificates or Uncertificated Shares (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of Certificates or Uncertificated Shares.  Upon surrender of a Certificate or a Uncertificated Share to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent (A) the holder of such Certificate or Uncertificated Share shall be entitled to receive in exchange therefor the Merger Consideration payable to such holder pursuant to Section 2.7(a)(iv) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Share and (B) the Certificate or Uncertificated Share so surrendered shall be canceled.  In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder named on the surrendered Certificate, provided that: (1) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and (2) such holder shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required to be paid in connection with the payment of the Merger Consideration to such holder, or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to a Person in whose name such Uncertificated Shares are registered.  Until surrendered as contemplated by this Section 2.8(b), each Certificate or Uncertificated Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate.  If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash amount pursuant to Section 2.7(a)(iv), require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Certificate.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)Any portion of the Payment Fund that remains undistributed to holders of Certificates or Uncertificated Shares as of the date one (1) year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 2.8 shall thereafter look only to Parent (subject to applicable abandoned property law, escheat law or similar Legal Requirement) for satisfaction of their claims for payment pursuant to Section 2.7(a)(iv).  None of Parent, Merger Sub, the Company, the Surviving Corporation and the Payment Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(d)At the Effective Time, holders of Certificates or Uncertificated Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Certificate is presented to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in this Section 2.8.

(e)Notwithstanding anything to the contrary contained herein, the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as the Payment Agent, Parent, Merger Sub or the Surviving Corporation determines may be required to be deducted or withheld therefrom under the Code or Treasury Regulations, or under any provision of state, local or foreign Tax law, or under any other Legal Requirement.  To the extent any such amounts are so deducted or withheld and remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)Notwithstanding anything in this Agreement to the contrary, neither Parent, Merger Sub or any Person shall be liable to any shareholder or any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.

2.9Dissenters’ Rights.

(a)Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Part 13 of the URBCA and who has otherwise complied with all applicable provisions of Part 13 of the URBCA (any such shares being referred to as “Dissenting Shares” until such time as such holder loses such holder’s dissenter’s rights under Part 13 of the URBCA with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.7(a)(iv), but shall be entitled only to such rights as are granted by the URBCA to a holder of Dissenting Shares.

(b)If any Dissenting Shares shall lose their status as such, then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Consideration in accordance with Section 2.7(a)(iv), without interest thereon, upon surrender of a Certificate or Uncertificated Share representing such shares in accordance with Section 2.8.

(c)The Company shall (i) promptly notify Parent of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders’ rights of appraisal and with such notice to Parent provide to Parent a copy of all such demands, attempted withdrawals and other instruments received by the Company and (ii) give Parent the opportunity to direct and control all negotiations and proceedings with respect to demand for appraisal under the URBCA.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.  Each holder of Dissenting Shares who becomes entitled under Part 13 of the URBCA to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings as provided in Section 2.8(e) (but only after the amount thereof shall have been finally determined pursuant to the URBCA).

2.10Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such action.

Article IIIRepresentations And Warranties Of The Company

Except as disclosed in any Company SEC Document filed with the SEC on or after March 8, 2019 and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature) or as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1Subsidiaries; Due Organization; Etc.

(a)The Company has no Subsidiaries except for each Company Subsidiary, and neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Disclosure Schedule.  None of the Acquired Entities has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  None of the Acquired Entities has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)Each of the Acquired Entities is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(c)Each of the Acquired Entities is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect.

3.2Articles of Incorporation and Bylaws.  The Company has Made Available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of the respective Acquired Entities, including all amendments thereto.  The Company is not in violation of its articles of incorporation.

3.3Capitalization, Etc.

(a)The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 11,482,516 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which 5,000,000 shares of Company Preferred Stock are designated Series A Preferred Stock and 5,000,000 shares of Company Preferred Stock are designated Series B Preferred Stock.  No shares of Company Preferred have been issued or are outstanding.  The Company holds 264,350 shares of its capital stock in its treasury, and none of the Company Subsidiaries holds or has held any shares of the Company’s capital stock.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.  None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.  None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company.  There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.  None of the Acquired Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.  Part 3.3(a) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

(b)As of the date of this Agreement 1,591,600 shares of Company Common Stock are subject to issuance pursuant to Company Options (whether granted and outstanding under the Company Option Plans or otherwise); and an aggregate of 2,468,481 shares of Company Common Stock are reserved for settlement of Company Options.  Part 3.3(b)(i) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular Company Option Plan or non-plan arrangement pursuant to which such Company Option was granted, if applicable; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”); (vi) whether the Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (vii) the applicable vesting schedule, the extent to which such Company Option is vested and exercisable as of the date of this Agreement and the extent to which such Company Option will vest upon the Offer or the Merger or any of the other Contemplated Transactions; and (viii) the date on which such Company Option expires.  Each Company Option (A) was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto; (B) was issued, in all material respects, in accordance with the terms of the applicable Company Option Plan and all other applicable Legal Requirements; (C) was granted with a per share exercise price equal to the fair market value of a share of Company Common Stock on the applicable Grant Date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code; and (D) was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.  The Company has Made Available to Parent accurate and complete copies of all stock option and equity-based compensation plans adopted since January 1, 2004, pursuant to which any of the Acquired Entities has granted stock options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise), and the forms of all equity-based award agreements issued since January 1, 2004, evidencing such options, restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise).  As of the date of this

Agreement, no shares of restricted stock, restricted stock units or other forms of equity-based compensation (whether payable in equity, cash or otherwise) are outstanding.

(c)There is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Entities, except as identified in Part 3.3(b)(i) of the Disclosure Schedule; (ii) outstanding stock appreciation, phantom stock, profit participation or similar right with respect to any of the Acquired Entities; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Entities; (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) condition or circumstance that has given or may give rise to, or has provided or may provide a basis for, the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Entities.

(d)All outstanding shares of Company Common Stock, options, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Entities have been issued and granted in compliance with: (i) all applicable securities laws, the Code and all other applicable Legal Requirements, in all material respects; and (ii) all requirements set forth in applicable Contracts, except where the failure to comply with all applicable Contracts requirements would not reasonably be expected to be material to the Company.

(e)All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, and, except as identified in Part 3.3(e) of the Disclosure Schedule, free and clear of any Encumbrances.

3.4SEC Filings; Financial Statements.

(a)The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of all Company SEC Documents filed since January 1, 2016, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since such date.  All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since January 1, 2016 have been so filed on a timely basis, including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; and (iii) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents filed on or after January 1, 2016 (collectively, the “Certifications”).  Each of the Certifications are accurate and complete, and comply as to form and content with all applicable Legal Requirements.  None of the Company Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Entities’ properties or assets.  The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Acquired Entities is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and otherwise to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the Certifications.  Part 3.4(b) of the Disclosure Schedule lists, and the Company has Made Available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  To the Knowledge of the Company, since January 1, 2016, each director and officer of the Company has filed with or furnished to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c)The financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2016, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC, none of which are material to the Company.

(d)The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of the Company Financial Statements.

(e)Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company’s SEC Documents.  Part 3.4(e) of the Disclosure Schedule lists, and the Company has Made Available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined above) effected by any of the Acquired Entities that are in effect at the date of this Agreement.

(f)Since January 1, 2016, none of the Acquired Entities, the Company’s independent accountants, the board of directors or audit committee of the Company Board, or any officer of the Company, has received: (i) any oral or written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of the Company; (B) “material weakness” in the internal controls over financial reporting of the Company; or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company; or (ii) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of the Company, any Subsidiary of the Company or their respective internal accounting controls fail to comply with GAAP, generally accepted auditing standards or applicable Legal Requirements.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5.

(g)Since January 1, 2016, no attorney representing any of the Acquired Entities, whether or not employed thereby, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof.

(h)Tanner LLC, which has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company SEC Documents, is and has been throughout the periods covered by the applicable financial statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board.  Part 3.4(h) of the Disclosure Schedule lists all non-audit services performed by Tanner LLC for the Acquired Entities since January 1, 2016.

3.5Absence of Changes.  Since the Most Recent Balance Sheet Date and through the date of this Agreement:

(a)there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(b)there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Entities (whether or not covered by insurance) that has had or could reasonably be expected to have or result in a Company Material Adverse Effect;

(c)none of the Acquired Entities has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)none of the Acquired Entities has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)none of the Acquired Entities has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Entities since the Most Recent Balance Sheet Date, exceeds $200,000 in the aggregate;

(f)none of the Acquired Entities has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(g)none of the Acquired Entities has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other Indebtedness;

(h)none of the Acquired Entities has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(i)none of the Acquired Entities has: (i) lent money to any Person; or (ii) incurred or guaranteed any Indebtedness for borrowed money;

(j)other than in the Ordinary Course of Business which has not resulted, or will not result, in a material increase in cost to any of the Acquired Entities, Parent or Merger Sub, none of the Acquired Entities has: (i) adopted, established, entered into, materially amended or terminated any Employee Plan; (ii) caused or permitted the amendment or waiver of any of such Acquired Entity’s respective rights under any Employee Plan; (iii) accelerated or committed to accelerate the funding, vesting or payment of the compensation or benefits provided or payable under any Employee Plan; or (iv) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or granted any rights to receive severance, termination, retention or tax gross-up compensation or benefits to, any of its current or former directors, officers, employees or individual independent contractors;

(k)none of the Acquired Entities has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(l)none of the Acquired Entities has made, changed or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes, filed any amended Tax Return, surrendered any claim for a refund of Taxes or filed any Tax Return other than one prepared in accordance with past practice;

(m)none of the Acquired Entities has commenced or settled any Legal Proceeding;

(n)none of the Acquired Entities has sold, assigned, transferred, conveyed, licensed, sublicensed, covenanted not to assert, abandoned, allowed to lapse, or otherwise disposed of, or granted any immunity, authorization, release or other right with respect to, any Company Intellectual Property, except with respect to immaterial Company Intellectual Property in the Ordinary Course of Business; and

(o)none of the Acquired Entities has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6Title to Assets.  Except with respect to real property (which is covered by Section 3.8) and Intellectual Property (which is covered by Section 3.9), the Acquired Entities own, and have good and valid title to or a valid leasehold interest in, all material assets and properties purported to be owned or used by them, including: (a) all assets (whether or not material) reflected on the Most Recent Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date) or acquired after the date thereof; and (b) all other material assets and properties reflected in the books and records of the Acquired Entities as being owned by the Acquired Entities.  All of said assets and properties which are owned by the Acquired Entities, are owned by them free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Entities; and (iii) liens described in Part 3.6 of the Disclosure Schedule.

3.7Loans; Accounts Receivable; Customers; Inventories.

(a)Since July 30, 2002, no loans or advances have been made by any of the Acquired Entities to any employee, director, consultant, independent contractor or Acquired Entity other than routine travel, entertainment, expense and similar advances made to employees in the Ordinary Course of Business.

(b)All existing accounts receivable of the Acquired Entities (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since Most Recent Balance Sheet Date and have not yet been collected): (i) represent valid obligations of customers of the Acquired Entities arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $600,000 in the aggregate).

(c)Part 3.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for: (i) more than 5% of the consolidated gross revenues of the Acquired Entities in the fiscal year ended December 31, 2018; or (ii) more than 5% of the consolidated gross revenues of the Acquired Entities in the nine month period ended on the Most Recent Balance Sheet Date.  None of the Acquired Entities has received any written notice or other written communication indicating that any customer or other Person identified in Part 3.7(c) of the Disclosure Schedule may cease dealing (or materially reduce the volume of business) with any of the Acquired Entities.

3.8Real Property; Leasehold.

(a)Part 3.8(a) of the Disclosure Schedule contains true and complete descriptions of all of the real property owned by any Acquired Entity (the “Owned Real Property”).  Each Acquired Entity shown as the owner thereof on Part 3.8(a)  of the Disclosure Schedule has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Entities; and (iii) liens described in Part 3.8 of the Disclosure Schedule.

(b)Other than as set forth in Part 3.8(b) of the Disclosure Schedule, no Acquired Entity has granted any option or other right to any third party to purchase any of the Owned Real Property or any material portion thereof.

(c)Part 3.8(c) of the Disclosure Schedule sets forth an accurate and complete description of each lease, sublease, license or other agreement (the “Company Leases”) pursuant to which any of the Acquired Entities leases (or otherwise is granted the right to occupy or use) real property from any other Person.  All real property leased to the Acquired Entities, including all buildings, structures, fixtures and other improvements leased to the Acquired Entities, are referred to as the “Leased Real Property” and together with the Owned Real Property, the “Real Property.”  Each of the Acquired Entities has complied in all material respects with the terms of the Company Leases (to which they are parties), and all such Company Leases are in full force and effect in all material respects.  The Company has Made Available to Parent accurate and complete copies of all Company Leases.

(d)The Real Property listed on Parts 3.8(a) and 3.8(c) of the Disclosure Schedule comprise all real property used in the Business of the Company as now conducted.  The present use and operation of the Real Property is authorized by, and is in full compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements.  To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Leased Real Property.  No Acquired Entity has received written notice of any Legal Proceeding in eminent domain, condemnation or other similar Legal Proceeding that is pending and, to the Knowledge of the Company, there are no such Legal Proceedings threatened in writing affecting any portion of the Real Property and no Acquired Entity has received notice of the existence of any Order or of any pending Legal Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.  There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Real Property to any Person other than the Acquired Entities, and there is no Person in possession of any of the Real Property other than the Acquired Entities.  The Real Property is in good operating condition and repair and is free from structural, physical and mechanical defects in all material respects, reasonable wear and tear excepted.  No Acquired Entity is party to any Contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no commission is owed with respect to any of the Real Property.

(e)Part 3.8(e) of the Disclosure Schedule contains a true and complete description of all title commitments, title reports, title insurance policies and surveys of or related to the Owned Real Property (the “Title Documents”) in possession of any of the Acquired Entities.  The Acquired Entities have Made Available to Parent copies of the Title Documents.

3.9Intellectual Property.

(a)Part 3.9(a) of the Disclosure Schedule accurately identifies and describes each Company Product that is material to the business of the Acquired Entities as currently conducted and currently contemplated by the Company to be conducted.

(b)Part 3.9(b) of the Disclosure Schedule accurately identifies and describes: (i) each item of Registered IP included in the Company Intellectual Property and Company Legacy Intellectual Property; (ii) the jurisdiction in which each such item of Registered IP has been filed, registered or issued, (iii) the applicable application or registration number and filing, application, registration or issuance date; and (iv) the status of any such application or registration. Except as set forth on Part 3.9(b) of the Disclosure Schedule, there are, as of the date of this Agreement, no filings, payments, or other actions that must be taken or made by any of the Acquired Entities on or before the date that is 120 days after the date of this Agreement in order to obtain, maintain, perfect, or renew each item of Registered IP that is identified, or required to be identified, in Part 3.9(b) of the Disclosure Schedule.  All Registered IP required to be disclosed in Part 3.9(b) of the Disclosure Schedule is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c)Part 3.9(c) of the Disclosure Schedule accurately identifies and describes:

(i)in Part 3.9(c)(i) of the Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property is licensed to any Acquired Entity (other than software license agreements for any off-the-shelf third-party software that is commercially available on standard terms for an annual fee of no more than $25,000 in the aggregate per licensed software product based on amounts paid during the 2019 fiscal year of the Company); and (B) whether such licenses are exclusive or non-exclusive (for purposes hereof, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license);

(ii)in Part 3.9(c)(ii) of the Disclosure Schedule: (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property (other than nonexclusive licenses of the binary, executable code forms of Company Products granted to end user customers on the Company’s standard form for such licenses, pursuant to which the licensee is permitted only to use the Company Products internally for its own business and not to distribute or otherwise make available any Company Product to any third party (each a “Standard User License”)); and (B) whether such licenses, rights and interests are exclusive or non-exclusive; and

(iii)in Part 3.9(c)(iii) of the Disclosure Schedule, each Contract containing provisions related to royalties, fees, commissions, and other amounts payable by any Acquired Entity to any other Person (other than sales commissions payable to employees according to the applicable Acquired Entity’s standard commissions plan) upon or for the use of any Company Intellectual Property or upon the sale, lease, license, distribution, provision, or other disposition of any Company Product.

(d)The Acquired Entities (i) exclusively own all right, title and interest to and in the Company Intellectual Property; and (ii) have valid and continuing rights pursuant to valid and enforceable agreements to use, sell, and license, as the case may be, all other Intellectual Property that is used, sold, or licensed, or is contemplated by the Acquired Entities to be used, sold, or licensed, in the business of any of the Acquired Entities as currently conducted or as currently proposed to be conducted by the Acquired Entities, in each case of (i) and (ii), free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.9(c)(ii) of the Disclosure Schedule and Standard User Licenses).  Without limiting the generality of the foregoing:

(i)each Person who is or was a Company Associate and who is or was involved in the creation or development of any Company Intellectual Property, Company Product or Company Product Software has signed a valid and enforceable agreement containing an irrevocable assignment of Company Intellectual Property to the Acquired Entity for which such Person is or was a Company Associate and agreed to hold all Trade Secrets of the Acquired Entities in confidence both during and after such Person’s employment or retention, as applicable;

(ii)no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property, Company Product, or Company Product Software;

(iii)except as set forth in Part 3.9(d)(iii) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any public or private university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, Company Product or Company Product Software and no Governmental Body or public or private university, college, research institute or other educational institution has any right, title or interest in any Company Intellectual Property, Company Product, or Company Product Software;

(iv)each Acquired Entity has taken commercially reasonable steps, consistent with the industry in which the Acquired Entities operate, to maintain the confidentiality of and otherwise protect and enforce its rights in all material Trade Secrets and other material confidential or proprietary information included in the Company Intellectual Property or held by any of the Acquired Entities;

(v)no material Trade Secret or other confidential or proprietary information included in the Company Intellectual Property or held by any of the Acquired Entities has been authorized to be (or, to the Knowledge of the Company, has actually been) disclosed by any Acquired Entity or, to the Knowledge of the Company, any Company Associate to any other Person, other than pursuant to a written non-disclosure agreement restricting such Person’s disclosure and use thereof;

(vi)the Acquired Entities own or otherwise have valid and continuing rights, and after the Closing the Surviving Corporation will continue to own or have valid and continuing rights, in and to all Intellectual Property necessary and sufficient for the conduct of the business of the Acquired Entities as currently conducted and currently contemplated by the Company to be conducted;

(vii)no Acquired Entity is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Legacy Intellectual Property; and

(viii)to the Knowledge of the Company, there are presently no existing facts or circumstances pertaining to the Company Legacy Intellectual Property or any of the Acquired Entities’ use of the Company Legacy Intellectual Property that would constitute a reasonable basis for any future material claims or liabilities with respect to such Intellectual Property.

(e)Neither the execution, delivery or performance of this Agreement or any other agreements executed in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.9(c)(ii) of the Disclosure Schedule and Standard User Licenses), any material Company Intellectual Property; (ii) a breach, default, or termination of any Material Contract listed or required to be listed in Part 3.9(c) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any material Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company Intellectual Property.

(f)To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property or Company Legacy Intellectual Property.  Part 3.9(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Entities or any Representative of any of the Acquired Entities since January 1, 2016, regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Company Intellectual Property or Company Legacy Intellectual Property and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)Neither the Acquired Entities nor the conduct and operation of the business of any of the Acquired Entities infringes, misappropriates or otherwise violates or, since January 1, 2016, has infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person.  Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2016, has been pending or, to the Knowledge of the Company, threatened against any Acquired Entity; and (ii) except as set forth in Part 3.9(g) of the Disclosure Schedule, since January 1, 2016, none of the Acquired Entities has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that any Acquired Entity obtain a license to any Intellectual Property of another Person because of such actual, alleged or suspected infringement, misappropriation or other violation.

(h)To the Knowledge of the Company, none of the Company Product Software contains any back door, drop dead device, time bomb, virus, worm, trojan horse, bug, fault, or other defects, errors, contaminants or effects (as such terms are commonly understood in the software industry) designed or intended to have, or capable of performing any of the following functions: (i) materially disrupting or adversely affecting the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; (ii) enabling or assisting any Person to access without authorization any computer system or network or other device on which Company Product Software is stored or installed; or (iii) damaging or destroying any data or file without the user’s consent.  None of the Company’s Product Software fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Acquired Entity relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(i)Part 3.9(i)(i) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is included, incorporated or embedded, or contained in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Product Software or from which any part of any Company Product Software is derived; (ii) the applicable license terms for each such item of Open Source Code (including any attribution or other obligations associated with any Acquired Entity’s use or distribution thereof); and (iii) the Company Product Software to which each such item of Open Source Code relates.  Except as set forth in Part 3.9(i)(ii) of the Disclosure Schedule, no Acquired Entity has incorporated any Open Source Code in, or used any Open Source Code in connection with any Company Product Software developed, licensed, distributed, used or otherwise exploited by any Acquired Entity in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of the source code of any

Company Product Software developed, licensed, distributed, used or otherwise exploited by or for any Acquired Entity or that would otherwise diminish or transfer the rights of ownership in any Intellectual Property or Company Product Software of any Acquired Entity to any third party.

(j)None of the Acquired Entities has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product Software to any escrow agent or other Person.

(k)The Acquired Entities own or have a valid right to use all computer systems, networks, hardware, Computer Software, databases, websites and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Acquired Entities as currently conducted (collectively, the “Company IT Systems”).  The Company IT Systems are adequate in all material respects for the operation of the business of the Acquired Entities as currently conducted and as currently contemplated by the Company to be conducted.

(l)Each Acquired Entity and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Acquired Entities, has materially complied at all times with (i) all Privacy Laws, (ii) all of such Acquired Entity’s policies and procedures regarding Personal Data (including any public-facing privacy policies), and all of such Acquired Entity’s contractual obligations with respect to Personal Data.  Each Acquired Entity has implemented and maintained adequate policies and systems to respond to requests from individuals concerning their Personal Data as and to the extent required by applicable Privacy Laws.  None of the Acquired Entities’ privacy policies or notices have contained any material omissions or been misleading or deceptive.  Each Acquired Entity has implemented and maintains reasonable safeguards, at least consistent with practices in the industry in which the Company operates, to protect Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure and each Acquired Entity has taken reasonable steps to ensure that any third party with access to Personal Data collected by or on behalf of such Acquired Entity has implemented and maintained the same.

(m)To the Knowledge of the Company, any third party who has provided Personal Data to any Acquired Entity has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.  To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement or any other agreements executed in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions, nor Purchaser’s possession or use of Personal Data, will, with or without notice or the lapse of time, result in any violation of any Privacy Law or any Acquired Entity’s policies or procedures regarding Personal Data (including any public-facing privacy policies).

(n)There has been no breach, security incident, misuse of or unauthorized or illegal use of or access to any of the Personal Data in the possession or control of the Company or collected, used or processed by or on behalf of the Company or any Acquired Entity.  Neither the Company nor any Acquired Entity has provided or been legally required to provide any notices to any Person in connection with an unauthorized or illegal disclosure of Personal Data.  Neither the Company nor any Acquired Entity has received any notice of any claims (including notice from third parties acting on its behalf) of, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Data and to the Knowledge of the Company there are no facts or circumstances that would reasonably form the basis of any such notice or claim.  To the Knowledge of the Company, no Acquired Entity is subject to, or would reasonably be expected to become subject to, any civil or criminal penalty or any settlement, resolution agreement, claim or Legal Proceeding with regard to such Acquired Entity’s compliance with any Privacy Law.

(o)Part 3.9(o) of the Disclosure Schedule accurately identifies and describes: (i) each item of Company Legacy Intellectual Property; (ii) the jurisdiction in which each such item of Company Legacy Intellectual Property has been filed, registered or issued, as applicable; (iii) the applicable application or registration number and filing, application, registration or issuance date; and (iv) the status of any such application or registration.

3.10Contracts.

(a)Part 3.10 of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract.”  For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant (other than Contracts with employees providing for “at will” employment terminable on 10 days’ notice or less without liability in the form used by the Company in the Ordinary Course of Business); (B) pursuant to which any of the Acquired Entities is or may become obligated to make or provide any severance, termination, transaction, change in control, retention or similar payment, bonus or benefit to any Company Associate; or (C) pursuant to which any of the Acquired Entities is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any Company Associate;

(ii)any collective bargaining agreement or other Contract with any labor union, works council, labor organization or other collective bargaining representative;

(iii)any Contract: (A) identified or required to be identified in Part 3.9(c) of the Disclosure Schedule; or (B) relating to the acquisition, creation, development, sale or disposition of any business unit, product line or material Company Intellectual Property;

(iv)any Contract that provides for indemnification of any Company Associate;

(v)any Contract imposing any restriction in any material respect on the right or ability of any Acquired Entity: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vi)any Contract (other than Contracts evidencing Company Options in the in the form or forms used by the Company in the Ordinary Course of Business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Entities with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vii)any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts for the sale or license of Company Products entered into in the Ordinary Course of Business or for the license of Company Products pursuant to a Standard User License;

(viii)any Contract with any sole source supplier (or other material supplier) to any Acquired Entity;

(ix)any Contract relating to any currency or other hedging;

(x)any Contract relating to the ownership or lease of real property (including, but not limited to, any Company Lease);

(xi)any Contract requiring that any of the Acquired Entities give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xii)any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Acquired Entity) in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services (by or for any Acquired Entity) having a value in excess of $100,000 in the aggregate (including, but not limited to, Contracts listed on Part 3.8(a) of the Disclosure Schedule); and

(xiii)any other Contract, if a breach or termination of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b)Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)Except as would not be material to the Company, (i) none of the Acquired Entities has materially violated or breached, or committed any material default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Contract; and (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a material default or exercise any remedy under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract; or (E) give any Person the right to cancel, terminate or modify any Company Contract.  Since January 1, 2016, none of the Acquired Entities has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

3.11Sale of Products; Performance of Services.

(a)Except for routine Company Product Software upgrades which are summarized in Part 3.11 of the Disclosure Schedule, no Acquired Entity is obligated to, and no Acquired Entity has indicated that it would: (i) provide any recipient of any Company Product (or any other Person) with any upgrade, improvement or enhancement of a Company Product; or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person.

(b)Since January 1, 2016, no customer or other Person has asserted or threatened to assert any material claim against any of the Acquired Entities: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Entities; or (ii) based upon any services performed by any of the Acquired Entities.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such claim.

3.12Liabilities.  Except as would not be material to the Company, none of the Acquired Entities has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Entities since the Most Recent Balance Sheet Date in the Ordinary Course of Business; and (c) liabilities or obligations incurred in connection with the Contemplated Transactions.

3.13Compliance with Legal Requirements; Export Control Laws.

(a)Each of the Acquired Entities is, and has at all times since January 1, 2014 been, in compliance in all material respects with all applicable Legal Requirements.  Since January 1, 2014, none of the Acquired Entities has received any notice or other communication from any Governmental Body regarding any actual or possible material violation of, or material failure to comply with, any Legal Requirement.

(b)Since January 1, 2014, each of the Acquired Entities has conducted its export transactions in accordance with: (i) all applicable U.S. export and re-export controls, including the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Traffic in Arms Regulations, and the U.S. Department of the Treasury’s Office of Foreign Assets Control’s and the U.S. Department of State’s trade and economic sanctions; and (ii) all other applicable import/export control Legal Requirements in other countries in which any Acquired Entity conducts business.

(c)Without limiting Section 3.13(b):

(i)each of the Acquired Entities has obtained all Consents, licenses, orders and declarations from, provided all notices to, and made all filings with, all Governmental Bodies required for: (A) the export, import and re-export of its products, services, software and technologies; and (B) releases of technologies and software to foreign nationals located in located in the United States and abroad (together, the “Export Approvals”);

(ii)none of the Acquired Entities does business, directly or indirectly, in, and is aware of its products being sold, shipped to or otherwise transferred to, directly or indirectly, a country subject to an embargo by the United States, including Iran, Syria, Cuba, the Crimea Region of Ukraine and North Korea;

(iii)none of the Acquired Entities has done business with or otherwise provided any services to any Person on any of the relevant U.S. Government Lists of Prohibited Persons, including the U.S. Department of the Treasury’s List of Specially Designated Nationals or the Foreign Sanctions Evaders List, or the U.S. Department of Commerce’s List of Denied Persons and Entity List; and

(iv)Since January 1, 2014 none of the Acquired Entities’ products, services, software or technologies has required any Export Approvals.

(d)Since January 1, 2014, there have been no false or fictitious entries made in the books or records of any Acquired Entity relating to any illegal payment or secret or unrecorded fund, and no Acquired Entity has established or maintained a secret or unrecorded fund.

3.14Certain Business Practices.  Since January 1, 2014, none of the Acquired Entities or any director, officer, employee or, to the Knowledge of the Company, agent, or any other Person acting on behalf of any of the Acquired Entities, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment or provision of funds to a foreign or domestic government official or employee or to a foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar applicable foreign, federal or state Legal Requirement; or (c) made any other unlawful payment in violation of any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters.  Each of the Acquired Entities maintains internal controls and compliance programs designed to detect and prevent violations of anticorruption Legal Requirements (including the Foreign Corrupt Practices Act of 1977).  The books and records of each of the Acquired Entities accurately and fairly reflect any payments to Governmental Bodies and other third parties.

3.15Governmental Authorizations.

(a)Each of the Acquired Entities holds all material Governmental Authorizations necessary to enable such Acquired Entity to conduct its business in the manner in which such business is currently conducted or as currently proposed to be conducted by such Acquired Entity, and all such material Governmental Authorizations are valid and in full force and effect in all material respects.  Each of the Acquired Entities is, and has been at all times since January 1, 2014, in compliance in all material respects with the terms and requirements of such material Governmental Authorizations.  Since January 1, 2014, none of the Acquired Entities has received any written communication from any Governmental Body regarding any asserted failure by it to have obtained any Governmental Authorization, or any past and unremedied failure to obtain any such Governmental Authorizations.  None of the Acquired Entities has Knowledge of any circumstances regarding any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b)Part 3.15(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Entities by any Governmental Body.  Each of the Acquired Entities is in compliance in all material respects with all of the terms and requirements of each such grant, incentive or subsidy.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.15(b) of the Disclosure Schedule.

3.16Tax Matters.

(a)Each of the income and other material Tax Returns required to be filed by or on behalf of the respective Acquired Entities: (i) has been duly and timely filed (after giving effect to any valid extensions of time in which to make such filing); and (ii) are true, correct and complete in all material respects.  All income and other material Taxes payable by or on behalf of each Acquired Entity (whether or not shown on any Tax Return) have been duly and timely paid in full.

(b)The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP except for liabilities for Taxes incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business.  The Company will establish, in the Ordinary Course of Business and in accordance with GAAP, reserves adequate for the payment of all Taxes of the Acquired Entities for the period from the Most Recent Balance Sheet Date through the Closing Date.

(c)Each Acquired Entity has complied with all applicable Legal Requirements relating to the payment, collection and withholding of Taxes (including all applicable reporting and record keeping requirements) and has duly and timely withheld or collected and paid over to the appropriate Governmental Body all amounts required to be so withheld or collected and paid under all applicable Legal Requirements.

(d)No Acquired Entity or any other Person on its behalf has granted: (i) an extension or waiver of the limitation period applicable to any Tax Return of an Acquired Entity; or (ii) a power of attorney that is currently in force with respect to any Tax matter.

(e)No dispute, audit, investigation, examination, claim or Legal Proceeding is pending or has been threatened in writing, or to the Knowledge of an Acquired Entity has been contemplated, against or with respect to any Acquired Entity in respect of any income or other Taxes.  There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any Acquired Entity with respect to any Tax.

(f)Since January 1, 2014, no written claim has been made by any Governmental Body in a jurisdiction where an Acquired Entity does not file a Tax Return that it is or may be subject to Tax by that jurisdiction, or that it is or may be required to file a Tax Return in that jurisdiction, and to the Knowledge of the Acquired Entities there is no basis for any such claim to be made.

(g)No Acquired Entity is a party to or has any obligation under any Tax sharing, allocation, indemnity or similar Contract or arrangement with respect to Taxes.

(h)No Acquired Entity is liable for any Taxes of any other Person by reason of Contract, assumption, transferee or successor liability, or due to the operation of an applicable Legal Requirement, or due to Treasury Regulation Section 1.1502-6(a) (or any similar Legal Requirement) or otherwise.

(i)No Acquired Entity has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar Legal Requirement other than a group of which the Company is the common parent.

(j)No Acquired Entity has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in: (i) the two years prior to the date of this Agreement; or (ii) a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(k)No Acquired Entity will be required to include amounts in income or exclude items of deduction in any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in or incorrect method of accounting occurring prior to the Closing Date; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the

Closing Date; (iii) a prepaid amount received or deferred revenue realized on or prior to the Closing Date; (iv) a “closing agreement” as described in Section 7121 of the Code (or under any similar Legal Requirement) executed on or prior to the Closing Date; (v) any intercompany transactions or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar Legal Requirement); (vi) an election under Section 108(i) of the Code (or any similar Legal Requirement); or (vii) the application of Section 965 of the Code.

(l)The Company has Made Available to Parent: (i) true and complete copies of all Tax Returns of the Acquired Entities relating to taxable periods ending on or after January 1, 2016; and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Acquired Entities.

(m)No Acquired Entity has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(n)Part 3.16(n) of the Disclosure Schedule sets forth the amount of any net operating losses and any unused investment or other Tax credits (including dates of expiration and any limitations on such items).

(o)No Acquired Entity: (i) is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or a “passive foreign investment company” (within the meaning of Section 1297 of the Code); or (ii) has, or has ever had, a permanent establishment in any country other than the country of its organization.

(p)There are no liens with respect to Taxes upon any asset of the Acquired Entities other than with respect to current Taxes not yet due and payable.

(q)No Acquired Entity is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Tax authority.

(r)The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending on the Closing Date.

For purposes of this Section 3.16, any reference to any of the Acquired Entities shall be deemed to include (i) any Person that merged with, or was liquidated or converted into, any of the Acquired Entities (other than as a result of the Merger), and (ii) any Person that an Acquired Entity is a successor to under Section 381 of the Code (or under any similar Legal Requirement).

3.17Employee and Labor Matters; Benefit Plans.

(a)Part 3.17(a) of the Disclosure Schedule identifies each employment, consulting, salary, bonus, commission, other remuneration, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, deferred compensation, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare or material fringe benefits, profit-sharing, pension or retirement plan, program, policy, practice, arrangement, agreement or commitment and each other employee benefit plan or arrangement, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (collectively, the “Employee Plans”) which is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Entities for the benefit of any Company Associate or with respect to which any of the Acquired Entities has or may have any liability or obligation (including on account of an ERISA Affiliate).

(b)With respect to each Employee Plan, the Company has Made Available to Parent accurate, current and complete copies of, to the extent applicable: (i) all current plan documents (including all amendments thereto) and any related insurance documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirement; (iii) if such Employee Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of Employee Plan assets and the most recent actuarial report; (iv) the most recent summary plan description, together with each summary of material modifications; (v) if such Employee Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; (vi) any non-routine correspondence to or from any Governmental Body relating to such Employee Plan since January 1, 2016; (vii) all discrimination tests required under the Code for each Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (viii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code.

(c)Except as set forth in Part 3.17(c) of the Disclosure Schedule, neither any Acquired Entity nor any ERISA Affiliate has within the last 10 years maintained, established, sponsored, participated in, contributed to, or may otherwise be expected to incur or become subject to any liability or obligation to any: (i) employee benefit plan that is (or was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) employee benefit plan in which stock of any of the Acquired Entities is or was held as a plan asset; or (v) “funded welfare plan” within the meaning of Section 419 of the Code.  There are no material liabilities of the Acquired Entities with respect to any Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(d)Except as set forth in Part 3.17(d) of the Disclosure Schedule, with respect to each Employee Plan as to which any of the Acquired Entities could incur any direct or indirect liability under, or which is (or was) subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such Employee Plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of any of the Acquired Entities under Title IV of ERISA; (ii) no complete or partial withdrawal from such Employee Plan has been made by any of the Acquired Entities, or by any other Person, so as to result in any material liability to any of the Acquired Entities, whether such liability is contingent or otherwise; (iii) no proceeding has been initiated by any Person (including the PBGC) to terminate any such Employee Plan or to appoint a trustee for any such Employee Plan; (iv) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any liability of any of the Acquired Entities under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such Employee Plan; (v) if any such Employee Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Employee Plan, none of the Acquired Entities would incur, directly or indirectly, any material liability under Title IV of ERISA; (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such Employee Plan, nor has written notice of any such event or similar notice to any Governmental Body been required to be filed for any Employee Plan within the past 12 months, nor will any such notice be required to be filed as a result of the Contemplated Transactions; (vii) no such Employee Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Acquired Entities has provided, or is required to provide, security to any Employee Plan pursuant to Section 401(a)(29) of the Code; and (viii) the Contemplated Transactions will not result in any event described in Section 4062(e) of ERISA.

(e)None of the Acquired Entities has any plan or commitment to create or adopt any additional Employee Plan, or to modify, change or terminate any existing Employee Plan (other than to comply with applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement) in any material manner or outside the Ordinary Course of Business.

(f)No Employee Plan provides (except at no cost to the Acquired Entities), or reflects or represents any liability of any of the Acquired Entities to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  No Acquired Entity nor any ERISA Affiliate has within the last six years represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a group) or any other Person that any such Company Associate or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required (at no cost to the Acquired Entities or ERISA Affiliate) by COBRA or other applicable Legal Requirements.

(g)Each of the Acquired Entities has, prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law applicable to any Company Associate.  Part 3.17(g) of the Disclosure Schedule describes all material obligations of the Acquired Entities as of the date of this Agreement under any of the provisions of COBRA or other similar applicable Legal Requirements.

(h)Each of the Employee Plans is and has been established, sponsored, maintained, funded, operated and administered in all material respects in accordance with its terms and in compliance with applicable Legal Requirements.  Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code is so qualified and has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan, and to the Knowledge of the Company, there has been no event, condition or circumstance that has resulted, or would reasonably be expected to result, in an adverse impact on the qualification of any such Plan under the Code or other material liability.  There are no Legal Proceedings or claims pending, or to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against, or with respect to, any Employee Plan or the assets or a fiduciary or trustee of any Employee Plan.  No breach of fiduciary duty has occurred as a result of which any of the Acquired Entities or one of its fiduciaries possessing an indemnification right or other claim against an Acquired Entity has or could reasonably be expected to incur a material liability.  Each Employee Plan (other than any Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to any of the Acquired Entities (other than any liability for ordinary administration expenses and benefits accrued as of the date of amendment, termination or discontinuance).  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975(d) of the Code, Section 408 of ERISA or an applicable class exemption, has occurred with respect to any Employee Plan.  Since January 1, 2016, all contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses required to have been made in respect of each Employee Plan have been timely made in full or, to the extent not yet due, have been properly accrued on the appropriate Acquired Entity’s financial statements.

(i)None of the Acquired Entities nor any ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code, or under any agreement, instrument or Legal Requirement pursuant to or under which any of the Acquired Entities or any Employee Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such agreement, instrument or Legal Requirement, and to the Knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such material liability to any of the Acquired Entities, or after the Closing, to Parent.

(j)Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will: (i) result in the payment of any bonus, severance, change in control or other similar payment or benefit to any Company Associate (whether or not under any Employee Plan); (ii) increase the amount of compensation or benefits payable or provided to, or result in a forgiveness of indebtedness for, any Company Associate (whether or not under any Employee Plan); (iii) accelerate the vesting, funding or time of payment of any compensation or benefits (whether or not under any Employee Plan); or (iv) result in any payments or benefits that, separately or in the aggregate, that will, or could reasonably be expected to, be characterized as an “excess parachute payment” under Section 280G of the Code.  The Company has provided Parent with: (A) a list of individuals who are “disqualified individuals” within the meaning of Section 280G of the Code (the “Disqualified Individuals”) with respect to the Offer or the Merger or any of the other Contemplated Transactions and (B) a draft of the analysis of the potential tax consequences of Section 280G of the Code on each such Disqualified Individual no later than 10 Business Days prior to the date of this Agreement.

(k)Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which any Acquired Entity is a party complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code. No Acquired Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any Tax, including under Sections 4999 and 409A of the Code.

(l)The Company has provided Parent with a list of all employees, individual independent contractors or consultants of each of the Acquired Entities as of the date of this Agreement that correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation, commission or severance arrangements), their start dates of employment or service and their positions, work locations and current status as an employee or contractor.

(m)None of the Acquired Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and during the three years prior to the date of this Agreement, there have been no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent, any employees of any of the Acquired Entities.  During the three years prior to the date of this Agreement, none of the Acquired Entities has had any strike, material slowdown, work stoppage, lockout, job action, or threat thereof, or question concerning representation, by or with respect to any of its employees.  All of the employees of the Acquired Entities are “at will” employees. The Company has Made Available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written particulars of employment relating to the employment of the employees of the Acquired Entities.

(n)Each of the Acquired Entities: (i) is in material compliance with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, sexual harassment, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of current, former or prospective employees or contractors; (ii) has withheld and reported all amounts required by Contract or Legal Requirement to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the Ordinary Course of Business).  In the three years prior to the date of this Agreement, none of the Acquired Entities has effectuated: (A) a “plant closing” or partial “plant closing” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Entities; or (B) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of any of the Acquired Entities.

(o)All current or former independent contractors engaged by any of the Acquired Entities since January 1, 2014 were classified correctly and are not subject to reclassification as employees.  No independent contractor: (i) has provided services to any of the Acquired Entities for a period of six consecutive months or longer; or (ii) is eligible to participate in any Employee Plan.  Since January 1, 2016, no Acquired Entity has had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Entity.  Since January 1, 2016, all temporary or leased employees of the Acquired Entities were classified and paid correctly as mandated by the Fair Standards Act and other relevant Legal Requirements.

(p)There are no material actions, suits, claims, investigations, audits, labor disputes or grievances pending, or to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Entities, including charges of unfair labor practices or harassment complaints.  None of the Acquired Entities has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Each of the Acquired Entities has good labor relations, and to the Knowledge of the Company: (i) neither the consummation of the Offer or the Merger nor the consummation of any of the other Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Entities; and (ii) none of the employees of any of the Acquired Entities intends to terminate his or her employment with the Acquired Entity with which such employee is employed.

(q)The compensation committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and is an “independent director” in accordance with the requirements of

Rule 14d−10(d)(2) under the Exchange Act): (i) at a meeting duly called and held, duly adopted resolutions approving each employment, compensation severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its Affiliates with current or future directors, officers or employees of the Company and its Affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) has taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d−10(d).

(r)No Acquired Entity has violated or breached, or committed any default under that certain Agreement, dated as of April 21, 2015 (the “Settlement Agreement”) by and among the PBGC and the Acquired Entities.  No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of the Settlement Agreement; (ii) give any Person the right to declare a default or exercise any remedy under the Settlement Agreement; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under the Settlement Agreement or (iv) give any Person the right to accelerate the maturity or performance of the Settlement Agreement.  Since April 21, 2015, none of the Acquired Entities has received any notice or other communication regarding any actual or possible violation or breach of, or default under, the Settlement Agreement.

3.18Environmental Matters.

(a)Except as has not had and would not reasonably be expected to, individually or in the aggregate, result in the Company incurring material liabilities, (i) there is no claim arising under any Environmental Law pending or, to the Knowledge of the Company, threatened, against the Acquired Entities or, to the Knowledge of the Company, against any Person whose liability for such claims the Acquired Entities has retained or assumed, either contractually or by operation of law, and (ii) each of the Acquired Entities is and, since January 1, 2016, has been in compliance with all applicable Environmental Laws.

(b)Each of the Acquired Entities possesses all material permits and other Governmental Authorizations required of it under applicable Environmental Laws (the “Environmental Permits”) and to the Knowledge of the Company, there is no pending or threatened action to revoke, withdraw, suspend, cancel, terminate or modify any of such Environmental Permits.

(c)None of the Acquired Entities has received any written communication alleging: (i) that any of the Acquired Entities is not in compliance with any Environmental Law or any Environmental Permits; or (ii) any failure by it to have obtained any Environmental Permits, which notice or communication remains outstanding.

(d)None of the Acquired Entities has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or Materials of Environmental Concern.

(e)Neither the Real Property or, to the Knowledge of the Company, any real property formerly owned by, leased to, controlled by or used by any of the Acquired Entities contain Materials of Environmental Concern.

(f)No Acquired Entity has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable

Environmental Law is: (i) on the “National Priorities List” maintained by the United States Environmental Protection Agency or any similar state list; (ii) otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental response activity due to the presence of Materials of Environmental Concern; or (iii) subject to a Legal Requirement to take “response,” “removal” or “remedial” action as those terms are defined in any applicable Environmental Law or to make payment for the cost of cleaning up Materials of Environmental Concern at any site.

(g)The Company has Made Available to Parent all material records concerning compliance and non-compliance by any Acquired Entity with Environmental Laws and all environmental, assessments, reports and audits of the Real Property or any real property formerly owned, operated, controlled or leased by any of the Acquired Entities or any of their predecessors.

3.19Insurance.  The Company has Made Available to Parent copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Entities.  Each of such insurance policies is in full force and effect.  Since January 1, 2016, none of the Acquired Entities has received any written notice or other written communication regarding any actual or possible: (a) premature cancellation or invalidation of any material insurance policy currently in force; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy currently in force.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Entities.  With respect to each pending Legal Proceeding filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company in writing of its intent to do so.  Part 3.19 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Existing D&O Policy.

3.20Transactions with Affiliates.  Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Part 3.20 of the Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

3.21Legal Proceedings; Orders.

(a)Except with respect to Legal Proceedings involving Company Intellectual Property and Company Legacy Intellectual Property, which is covered in Section 3.9, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Entities or any of the material assets owned or used by any of the Acquired Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger or any of the other Contemplated Transactions.  To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)There is no Order to which any of the Acquired Entities, or any of the assets owned or used by any of the Acquired Entities, is subject.  To the Knowledge of the Company, no executive officer or Key Employee of any of the Acquired Entities is subject to any Order that prohibits such executive officer or Key Employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Entities.

3.22Authority; Binding Nature of Agreement.  The Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement subject, in the case of the Merger, to receipt of the Required Company Shareholder Vote (if required by the URBCA).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Required Company Shareholder Vote (if required by the URBCA).  The Company Board (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, made the Company Board Recommendation and taken the other actions described in Section 1.2(a), and such board resolutions have not been rescinded, modified or withdrawn in any way.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.23Inapplicability of Anti-takeover Statutes.  There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the URBCA or other Utah law (each, a “Takeover Statute”) applicable to the Company or any of its Subsidiaries, the Offer, the Merger, any of the other Contemplated Transactions or the Tender and Support Agreements, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Offer and the Merger.

3.24No Discussions.  As of the date of this Agreement, (a) none of the Acquired Entities, and no Representative of any of the Acquired Entities, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal or Acquisition Inquiry and (b) none of the Acquired Entities has terminated or waived any rights under any confidentiality, “standstill,” non-solicitation or similar agreement in respect of an Acquisition Transaction with any third party to which any of the Acquired Entities is or was a party or under which any of the Acquired Entities has or had any rights.

3.25Intent to Tender; Vote Required.  The Company has been advised and believes in good faith that all of its directors and executive officers currently intend to tender all of their shares of Company Common Stock pursuant to the Offer and, if applicable, vote to approve or consent to the approval of this Agreement (if required by the URBCA) in connection with the Merger.  If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the other Contemplated Transactions.

3.26Non-Contravention; Consents.  None of: (a) the execution, delivery or performance of this Agreement or the Tender and Support Agreements; (b) the purchase of shares tendered pursuant to the Offer; or (c) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(i)contravene, conflict with or result in a violation of: (A) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Entities; or (B) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Entities;

(ii)contravene or conflict with in any material respect or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Entities, or any of the assets owned or used by any of the Acquired Entities, is subject;

(iii)contravene or conflict with in any material respect or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Entities or that otherwise relates to the business of any of the Acquired Entities or to any of the assets owned or used by any of the Acquired Entities;

(iv)contravene or conflict with in any material respect or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract (including any Company Leases), or give any Person the right to: (A) declare a material default or exercise any remedy under any such Material Contract; (B) receive or require a material rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (C) accelerate the maturity or performance of any such Material Contract; or (D) cancel, terminate or modify in any material respect any term of such Material Contract;

(v)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Entities (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Entities); or

(vi)result in the transfer of any material asset of any of the Acquired Entities to any Person.

Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the URBCA, the DGCL and the rules and regulations of FINRA, none of the Acquired Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement by the Company; (B) to the Knowledge of the Company, the Tender and Support Agreements; (C) the purchase of shares tendered pursuant to the Offer; or (D) the consummation of the Merger or any of the other Contemplated Transactions.

3.27Fairness Opinion.  Company’s Board has received the written opinion of Boenning & Scattergood, Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.  The Company has furnished an accurate and complete copy of said written opinion to Parent.

3.28Financial Advisor.

(a)Except for Boenning & Scattergood, Inc., a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been Made Available to Parent, there is no Advisor of, or to, any Acquired Entity or their respective Affiliates (each such Advisor, a “Company Advisor”), and there is no officer or director of any Acquired Entity or their respective Affiliates, who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission in connection with: (i) this Agreement, the Offer, the Merger or any of the other Contemplated Transactions; or (ii) any other change in control of any Acquired Entity or the sale, transfer or disposition of any assets of the any Acquired Entity.

(b)The fees and expenses of all Company Advisors incurred or to be incurred in connection with this Agreement, the Offer, the Merger and the other Contemplated Transactions will not exceed the aggregate fees and expenses set forth in Part 3.28(b) of the Disclosure Schedule.  Except as expressly provided by the terms of a written agreement between an Acquired Entity and the Company Advisor that is listed in Part 3.28(b) of the Disclosure Schedule and has been Made Available to Parent, no Company Advisor will be entitled to any fee, expense or other amount from any Acquired Entity or other Affiliate of any Acquired Entity in connection with this Agreement, the Offer, the Merger or any of the other Contemplated Transactions that includes any premium or is based in whole or in part on any fee, expense or other amount for any prior services performed by a Company Advisor that are unrelated to this Agreement or that was previously discounted or waived by such Company Advisor.  Except for Boenning & Scattergood, Inc., there is no fee, expense or other amount payable to a Company Advisor contractually due upon completion of the Offer, the Merger or any of the other Contemplated Transactions or any other change in control of the Company or any of its Subsidiaries or the sale, transfer or disposition of any of the assets of the Company or any of its Subsidiaries.

3.29Information Supplied.  None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders after the date hereof in connection with the Contemplated Transactions at the time they are filed, distributed or otherwise disseminated or, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting (including any adjournment or postponement thereof), as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or distributed or otherwise disseminated to shareholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to shareholders of the Company and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company or its Subsidiaries with respect to information supplied by or on behalf of Parent in writing for inclusion in the Schedule 14D-9 or the Proxy Statement.  Each of the Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder as of the date it is filed with the SEC and, as applicable, at the time of its distribution or other dissemination to the shareholders of the Company.

3.30No Other Representations or Warranties

. Except for the representations and warranties expressly set forth in this Article III, none of the Acquired Entities nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Acquired Entities or their respective businesses or with respect to any other information provided, or Made Available, to Parent or Merger Sub in connection with the Contemplated Transactions, including the accuracy or completeness thereof.

Article IVRepresentations And Warranties Of Parent

Parent and Merger Sub represent and warrant to the Company as follows:

4.1Valid Existence.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2Authority; Binding Nature of Agreement.  Parent and Merger Sub have all necessary corporate right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub (subject to, in the case of the Merger, obtaining the vote or consent of Parent as sole stockholder of Merger Sub) and their respective board of directors.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

4.3Non-Contravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Offer or the Merger will: (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that will not have a material adverse effect on Merger Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Merger Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

4.4Governmental Authorization

. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Contemplated Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Utah Articles of Merger with the Division, (ii) the filing with the SEC of (A) the Schedule TO and (B) any other filings and reports that may be required in connection with this Agreement, the Offer and the Contemplated Transactions under the Exchange Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and stock exchange rules and (iv) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5Capitalization and Operation of Merger Sub

. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and, other than the Contemplated Transactions, will have engaged in no other business activities or hold any assets (other than those necessary to perform under this Agreement).

4.6Litigation

.  As of the date of this Agreement, there is no Legal Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the transactions contemplated hereby.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any Order that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Contemplated Transactions.

4.7Company Common Stock

. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or controlled Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), 5% or more in the aggregate, on a fully-diluted basis, of Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock and none of Parent, Merger Sub or any of their respective Subsidiaries or controlled Affiliates has any rights to acquire, directly or indirectly, any Company Common Stock or except pursuant to this Agreement and the Contemplated Transactions.

4.8Available Funds. As of the Closing, Parent and Merger Sub will have all funds necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with this Agreement.

4.9Financial Advisor

.  There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the Contemplated Transactions.

4.10Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or distributed or otherwise disseminated to the shareholders of the Company or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except where the inclusion of such untrue statement or the omission of such material fact will not have a material adverse effect on Merger Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Parent or Merger Sub with respect to information supplied by or on behalf of the Company in writing for inclusion in the Offer Documents.

4.11No Other Representations or Warranties

. Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available to the Acquired Entities in connection with the Contemplated Transactions, including the accuracy or completeness thereof.

Article VConduct Prior To The Effective Time

5.1Conduct of the Business Pending Closing. Except as contemplated by this Agreement, with the prior written consent of Parent or as required by applicable Legal Requirement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each Acquired Entity shall:

(a)conduct its business only in the Ordinary Course of Business;

(b)use commercially reasonable efforts, consistent with past practices, to (i) preserve substantially intact its present business operations and organization, (ii) retain the services of its present employees and (iii) preserve the goodwill of its present relationship with Persons having material business dealings with any Acquired Entity;

(c)use commercially reasonable efforts, consistent with past practices, to maintain (i) all material assets and properties of the Acquired Entities in their current condition, ordinary wear and tear, casualty and condemnation excepted, and (ii) insurance upon all of the properties and assets of the Acquired Entities in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

(d)maintain the books, accounts and records of the Acquired Entities in the Ordinary Course of Business.

5.2Restrictions on the Conduct of the Business Pending Closing.  Except as set forth on Section 5.2 of the Disclosure Schedule, as contemplated by this Agreement, with the prior written consent of Parent or as required by applicable Legal Requirement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, no Acquired Entity shall:

(a)declare, set aside, make or pay any dividend or other distribution in respect of Company Common Stock (other than dividends to the Company from its Subsidiaries) or repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities of, or other ownership interests in, the Company, except for repurchases of Company Common Stock pursuant to Company repurchase rights arising upon termination of service of any employee, director or consultant of the Company;

(b)transfer, issue, grant, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Company Common Stock or Company Preferred Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding, and in accordance with the terms of such Company Options, as of the date of this Agreement;

(c)effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(d)amend or waive any of the articles of incorporation or bylaws of the Company or the certificates of incorporation, bylaws or comparable organizational documents of each of the Subsidiaries;

(e)except as required by the terms of an Employee Plan as of the date of this Agreement, (i) increase the compensation or fringe benefits of any present or former director, officer, employee or consultant of any Acquired Entity, (ii) pay or grant any new right to any bonus, severance, incentive equity, change in control, or termination pay to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate, (iii) loan or advance any money or other property to any Company Associate, (iv) except as required pursuant to Section 6.4(c), establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity-based awards, (vi) hire, promote, terminate or change the classification or status in respect of any Company Associate other than (1) terminations for cause and (2) new hires with annual compensation no greater than $100,000, or (vii) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any Employee Plan;

(f)issue, create, incur, assume or guarantee any Indebtedness (other than letters of credit entered into by the Company to satisfy obligations to existing customers in the Ordinary Course of Business, which do not exceed $250,000 individually and $500,000 in the aggregate);

(g)fail to promptly pay and discharge Indebtedness except where disputed in good faith by appropriate proceedings;

(h)directly or indirectly acquire any material properties or assets, sell, assign, license, transfer, convey, lease (including the grant of any right of use or occupancy) or otherwise dispose of any of the material properties or assets of any Acquired Entity or encumber or subject to any Encumbrance or allow or suffer to be encumbered any of the material properties or assets of any Acquired Entity, in each case, whether tangible or intangible;

(i)engage in any new business, invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person or introduce any material change with respect to the operation of any Acquired Entity;

(j)(i) cancel or compromise any debt or claim or waive or release any material right of any Acquired Entity, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business or (iii) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the Ordinary Course of Business;

(k)enter into commitments for capital expenditures of any Acquired Entity in excess of $350,000 in the aggregate;

(l)enter into any labor or collective bargaining or similar agreement, through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to any Acquired Entity, except when required by applicable Legal Requirement or Order;

(m)make a material change in its financial or tax accounting principles, methods, policies or practices;

(n)(i) make, revoke or change any election with respect to Taxes, (ii) settle or compromise any Tax audit, claim, or assessment or any liability for Taxes, (iii) file any amendment to a Tax Return, (iv) enter into any closing agreement or obtain any Tax ruling or seek to change any Tax accounting period, (v) file or surrender any claim for a refund of Taxes, (vi) consent to any extension or waiver with respect to any Tax claim, assessment, or liability, (vii) prepare or file any Tax Return in a manner inconsistent with past practice, (viii) enter into any Tax sharing, allocation, indemnity or similar Contract or arrangement with respect to Taxes, (ix) incur any liability for Taxes outside the Ordinary Course of Business or (x) fail to pay Taxes that are due and payable;

(o)adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization;

(p)enter into any Material Contract or amendment to any Material Contract, or terminate, supplement, restate or amend, or waive any rights under, any Material Contract or material Governmental Authorization;

(q)commence any Legal Proceeding, except with respect to matters arising under or in connection with this Agreement or the transactions contemplated hereby;

(r)release, assign, compromise, settle or agree to settle any Legal Proceeding material to any Acquired Entity or any of their respective properties or assets;

(s)(i) sell, assign, transfer, convey, license, sublicense, covenant not to assert, abandon or otherwise dispose of or grant any immunity, authorization, release or other right with respect to any Company Intellectual Property or Company Legacy Intellectual Property or (ii) allow any Company Intellectual Property to lapse, in each of clause “(i)” and “(ii),” other than non-exclusive licenses granted to third parties in the Ordinary Course of Business;

(t)fail to (i) pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any Registered IP required to be disclosed in Part 3.9(b) of the Disclosure Schedule when due or (ii) diligently prosecute and maintain all Registered IP required to be disclosed in Part 3.9(b) of the Disclosure Schedule;

(u)enter into any Material Contract for the creation or development by a third party (except for consultants or independent contractors engaged by any Acquired Entity in the Ordinary Course of Business pursuant to a Contract containing a present assignment of Intellectual Property to the Company and adequate restrictions on such Person’s use and disclosure of any confidential information or Trade Secrets of the Company) of any Intellectual Property, products or services for the Company;

(v)incorporate, embed, combine, link to or distribute any Open Source Code into or with any Company Intellectual Property or Company Legacy Intellectual Property or otherwise use any Open Source Code;

(w)amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction (other than the Merger) or any Person (other than Parent and Merger Sub); or

(x)agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties to consummate the Contemplated Transactions.

Notwithstanding anything to the contrary in Section 5.1 and this Section 5.2, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, direct, or in any way exercise beneficial ownership with respect to the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, control and supervision over its operations.

5.3No Solicitation.

(a)The Company shall not (and shall not resolve or propose to) directly or indirectly, and shall ensure that each other Acquired Entity and all Representatives of the Acquired Entities do not (and do not resolve or propose to), directly or indirectly (other than with respect to Parent and Merger Sub), (i) solicit, initiate, encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested shareholder,” for purposes of Section 16-10a-1902 of the URBCA) or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish or otherwise provide access to any information regarding any of the Acquired Entities to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(b)Notwithstanding anything to the contrary contained in Section 5.3(a), prior to the Acceptance Time, Section 5.3(a) shall not prohibit the Company from furnishing non-public information regarding the Acquired Entities to, or entering into discussions or negotiations with, any Person in response to (and in connection with) an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if no Acquired Entity and no Representative of any Acquired Entity shall have breached or taken any action inconsistent with any of the provisions of this Section 5.3 or failed to enforce any “standstill” or similar agreement or provision under which any Acquired Entity has any rights,  the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, the Company Board reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Utah Legal Requirements and at least two Business Days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Entities and customary “standstill” provisions and prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence that is taken by any Representative of any of the Acquired Entities, whether or not such Representative is purporting to act on behalf of any of the Acquired Entities, shall be deemed to constitute a breach of Section 5.3(a) by the Company.

(c)If the Company or any other Acquired Entity or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry or any request for non-public information at any time prior to the Acceptance Time, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request) advise Parent orally and in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request, the material terms and conditions thereof, and, if available, any written documentation received by such Acquired Entity setting forth such terms and conditions).  The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto and shall promptly (and in no event later than 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 5.3.

(d)The Company shall, and shall ensure that each other Acquired Entity and all Representatives of the Acquired Entities, immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e)The Company (i) agrees that it will not, and shall ensure that each other Acquired Entity will not, release or permit the release of any Person from, or amend or waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Entities is or becomes a party or under which any of the Acquired Entities has or acquires any rights (including the “standstill” provision contained in any confidentiality agreement entered into by the Company pursuant to Section 5.3(b)(iv)(B)), except where the Company Board reasonably determines that the failure to do so would be inconsistent with its fiduciary duties (provided, however, that the Company shall provide prior written notice to Parent in advance of such release, amendment or waiver), and (ii) subject to the foregoing, will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.  The Company also shall promptly (A) request each Person that has executed a confidentiality agreement or similar agreement in connection with its consideration of a possible Acquisition Proposal or investment in any Acquired Entity to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Entities and (B) prohibit any third party from having access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(f)Except as permitted by Section 5.3(g), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, permit the withdrawal or modification in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if it shall no longer be unanimous) or resolve, agree or propose to take any of the actions contemplated by this clause “(i)” (any action described in this clause “(i)” being referred to as an “Adverse Recommendation Change”) or (ii) approve, endorse, accept or recommend, or publicly propose to approve, endorse, accept or recommend, any Acquisition Proposal, or cause or permit any Acquired Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that is intended to, contemplates or is reasonably likely to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in Section 5.3(b)(iv)(B), or resolve, agree or propose to take any of the actions contemplated by this clause “(ii).”

(g)Notwithstanding anything to the contrary contained in Section 5.3(f), the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change if (i) an unsolicited, bona fide, written Acquisition Proposal that did not otherwise result directly or indirectly from a breach of the provisions of this Section 5.3 is made to the Company and is not withdrawn, (ii) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer, (iii) the Company Board reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, an Adverse Recommendation Change or taking action pursuant to Section 8.1(h) is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Utah Legal Requirements, (iv) prior to effecting such Adverse Recommendation Change or taking action pursuant to Section 8.1(h), the Company Board shall have given Parent at least five Business Days’ prior written notice (A) that it has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of this Section 5.3 or any “standstill” or similar agreement or provision under which any Acquired Entity has any rights, (B) that it intends to make an Adverse Recommendation Change or take action pursuant to Section 8.1(h) and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall require a new five Business Days’ advance written notice by the Company), (v) continuously during any such five Business Day notice period(s), the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no Adverse Recommendation Change is legally required as a result of such Superior Offer and (vi) at the time of any Adverse Recommendation Change, the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Utah Legal Requirements in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(v)” or otherwise).

(h)Notwithstanding anything to the contrary contained in Section 5.3(f), the Company Board may, at any time prior to the Acceptance Time, make an Adverse Recommendation Change, if (i) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that relates to the Acquired Entities but does not relate to any Acquisition Proposal that was not known to any of the Acquired Entities on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Acquired Entities as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Acquired Entities prior to the Acceptance Time (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”), (ii) no Acquired Entity, and no Representative of any Acquired Entity, had Knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of this Agreement, (iii) the Company provides Parent, at least five Business Days prior to any meeting of the Company Board at which such board of directors will consider and determine whether such Intervening Event may require the Company to make an Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such purported Intervening Event, (iv) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, an Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Utah Legal Requirements, (v) no Adverse Recommendation Change pursuant to clause “(i)” of the definition of Adverse Recommendation Change has been made for five Business Days after receipt by Parent of a written notice from the Company confirming that the Company Board has determined that the failure to make such an Adverse Recommendation Change in light of such Intervening Event would constitute a breach of its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (vi) continuously during such five Business Day notice period contemplated by clause “(v),” the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no such Adverse Recommendation Change is legally required as a result of such Intervening Event and (vii) at the time of any Adverse Recommendation Change, the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change would still constitute a breach of the fiduciary obligations of the Company Board to the Company’s shareholders under applicable Utah Legal Requirements in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(vi)” or otherwise).

(i)Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that this Section 5.3(i) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent permitted by Section 5.3(g) and Section 5.3(h).

Article VIAdditional Covenants And Agreements

6.1Access to Information.  The Company agrees that, prior to the Closing, Parent and Merger Sub shall be entitled, at Parent’s expense, through its officers, employees and Representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses, operations and personnel of the Acquired Entities and such examination of the books, records and financial condition of the Acquired Entities as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted upon prior notice during regular business hours and under reasonable circumstances and in a manner that does not interfere with the normal business operations of each Acquired Entity, and each Acquired Entity shall, and shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of each Acquired Entity to, cooperate therewith.  No information provided to or obtained by Parent pursuant to the foregoing shall limit or otherwise affect the remedies available hereunder to Parent, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.  All information obtained via such investigation, examination and disclosure shall be subject to the terms of the Confidentiality Agreement.

6.2Shareholder Approval; Proxy Statement.

(a)If the Required Company Shareholder Vote is required by the URBCA in order to consummate the Merger, then as promptly as reasonably practicable after the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-ll under the Exchange Act, the Company shall file with the SEC the Proxy Statement to be sent to the shareholders of the Company relating to the Company Shareholders Meeting.  The Company shall use its reasonable best efforts to cause the SEC to clear the Proxy Statement as promptly as practicable after such filing (including by responding to comments of the SEC).  Parent shall furnish all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and distribution of the Proxy Statement.  As promptly as reasonably practicable after the clearance of the Proxy Statement by the SEC, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent with a reasonable opportunity to review and comment thereon.  The Company shall notify Parent promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions.  As soon as reasonably practicable following the clearance of the

Proxy Statement by the SEC, at Parent’s election, either (i) the Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Required Company Shareholder Vote or (ii) Parent shall execute and deliver a written consent providing the Required Company Shareholder Vote.

(b)The Company shall ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with all applicable Legal Requirements, and shall, through the Company Board, recommend to its shareholders that they give the Required Company Shareholder Vote, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.3.

(c)If the Required Company Shareholder Vote is required under the URBCA in order to consummate the Merger, other than pursuant to Section 16-10a-1104 of the URBCA, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to its shareholders for a vote on the approval thereof.  The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VIII, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Offer or by any Adverse Recommendation Change.

(d)If the adoption of this Agreement by the Company’s shareholders is required by the URBCA in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent to be voted in favor of the adoption of this Agreement.

6.3Regulatory Efforts.

(a)Each party shall use reasonable best efforts to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger, the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.  The Company and Parent shall respond as promptly as reasonably practicable any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters.

(b)Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 6.3(a).  Except where prohibited by applicable Legal Requirements or any Governmental Body, each of Parent and the Company shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the transactions contemplated hereby (including any such Legal Proceeding relating to any antitrust, competition or fair trade Legal Requirement), (iii) coordinate with the other in preparing and exchanging such information and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the Contemplated Transactions.  Each party may, as it deems advisable, designate any competitively sensitive materials provided to the other under this Section 6.3 as

“outside counsel only” or “outside antitrust counsel only.”  Such materials and the information contained therein shall be given only to outside counsel, or outside antitrust counsel, as applicable, and will not be disclosed to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement, (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat) and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Contemplated Transactions.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.3(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d)Subject to Section 6.3(e), Parent and the Company shall use reasonable best efforts to consummate the Offer and the Merger and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 6.3(e), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer, the Merger and the other Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer, the Merger or any of the other Contemplated Transactions and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger.

(e)At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Entities, provided that any such action is conditioned upon the consummation of the Offer or the Merger.  Notwithstanding anything to the contrary contained in Section 6.3 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Entities to divest or agree to divest) any of its or the Company’s respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Entities to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Entities to agree) to any limitation or restriction on any of its or the Company’s respective businesses, product lines, assets or activities or (ii) to contest any Legal Proceeding relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.4Employee Benefits.

(a)Parent agrees that, for a period of 12 months following the Effective Time, each Continuing Employee (to the extent they remain employed) shall receive annual base salary or base wages, target cash incentive opportunities and employee benefits (excluding equity and equity-based benefits) that, in the aggregate, are substantially comparable to the annual base salary or base wages, target cash incentive opportunities and employee benefits (excluding equity or equity-based benefits) provided to such Continuing Employee immediately prior to the Effective Time. In addition, each Continuing Employee shall, as of the Effective Time, receive full credit for service with any Acquired Entity prior to the Effective Time for purposes of eligibility to participate, vesting and vacation entitlement under the employee benefit plans, programs and policies of Parent or the Surviving Corporation in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Effective Time) to the same extent such service was recognized by any Acquired Entity immediately prior to the Effective Time under the analogous Employee Plan; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(b)With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall use its commercially reasonable efforts to ensure that its third party insurance carriers and self-insured plans, (i) for the calendar year in which the Effective Time occurs, cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the analogous health or welfare benefit plan of the applicable Acquired Entity immediately prior to the Effective Time, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any analogous Employee Plan for the plan year that includes the Effective Time for purposes of applying reimbursement amounts or limits, deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause “(ii)” shall be subject to its receipt of all necessary information, from either the Acquired Entities or such Continuing Employee, related to such amounts paid by such Continuing Employee.

(c)If requested in writing at least five Business Days prior to the Effective Time by Parent, effective immediately prior to the Effective Time, the Acquired Entities shall terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (“Company DC Plans”), and effective immediately prior to the Effective Time, no Continuing Employee or other Person shall have any right thereafter to contribute any amounts to any Company DC Plan based upon compensation earned after the Effective Time.  The Company will provide Parent with evidence that each such Company DC Plan has been terminated effective immediately prior to the Effective Time pursuant to resolutions duly adopted by the board of directors of each Acquired Entity, as applicable.

(d)The provisions of this Section 6.4 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.4 shall create such rights in any such persons.  Nothing herein shall (i) create a right of employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent or the Surviving Corporation to continue any Employee Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Employee Plans or other employee benefit plans or arrangements.

6.5Indemnification of Officers and Directors.

(a)From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor, in all respects, all rights to indemnification by the Company existing in favor of those Persons who were prior to, or who are as of, the Effective Time, directors or officers of the Company (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, pursuant to the articles of incorporation and bylaws of the Company; provided, however, that such obligations shall be subject to any limitation imposed from time to time under applicable Legal Requirement.

(b)From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance with respect to their acts or omissions occurring prior to the Effective Time covering the D&O Indemnified Persons on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (the “Existing D&O Policy”); provided, however, that neither Parent nor Surviving Corporation shall be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”), and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.  The provisions of the immediately preceding sentence of this Section 6.5(b) shall be deemed to have been satisfied if, prior to the Effective Time, the Company obtains a prepaid “tail” policy with coverage for no less than six years following the Effective Time (the “Tail Policy”) with respect to the claims arising from facts or events that occurred on or before the Effective Time, including, in respect of this Agreement and the Contemplated Transactions at a premium amount not to exceed the amount set forth on Part 6.5(b) of the Disclosure Schedule; provided, however, that no Acquired Entity shall pay more than 250% of the Current Premium for the Tail Policy without the prior written consent of Parent.  If a Tail Policy is obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain the Tail Policy and not take any action to amend, modify or terminate the Tail Policy during the term thereof.

(c)The provisions of this Section 6.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs.

(d)If during the period from the Effective Time until the sixth anniversary of the Effective Time, Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Person is entitled, whether pursuant to Legal Requirement, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to, or in substitution for, any such claims under any such policies.

6.6Stock Options.

(a)At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the vested portion (including any portion that pursuant to the applicable Company Option Plan or its terms becomes vested solely as a result of the Contemplated Transactions) of each outstanding Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such vested portion of a Company Compensatory Award, a “Cashed Out Compensatory Award”) shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Compensatory Award Payments”).  Notwithstanding the foregoing, the right of a former holder of a Cashed Out Compensatory Award to receive their respective Compensatory Award Payment is subject to such holder’s execution of a Compensatory Award Termination Agreement in the form attached hereto as Exhibit G.  From and after the Effective Time, any such Cashed Out Compensatory Award shall no longer be exercisable by the former holder thereof or settleable in shares, but shall entitle such holder only to the payment of the Compensatory Award Payment; provided that any Cashed Out Compensatory Award that has an exercise price or purchase price equal to or greater than the Merger Consideration shall be cancelled without any consideration therefor.  The Compensatory Award Payments shall be paid as soon as reasonably practicable following the Effective Time but not more than 30 days, without interest.  The Company shall take all action that may be necessary (under the Company Option Plans, applicable award agreements, Legal Requirement or otherwise) to effect the provisions of this Section 6.6(a) and to ensure that, from and after the Effective Time, each holder of a Cashed Out Compensatory Award shall cease to have any rights other than to the Compensation Award Payments.

(b)Notwithstanding the foregoing, the unvested portion of each Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such unvested portion of a Company Compensatory Award, a “Terminated Compensatory Award”) shall, immediately prior to the Effective Time, be cancelled and extinguished for no consideration.  From and after the Effective Time, any such Terminated Compensatory Award shall no longer be exercisable by the former holder thereof or settleable in shares.  The Company shall take all action that may be necessary (under the Company Option Plans, applicable award agreements, Legal Requirement or otherwise) to effect the provisions of this Section 6.6(b) and to ensure that, from and after the Effective Time, each holder of a Terminated Compensatory Award shall cease to have any rights with respect thereto.

(c)Following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Option Plan, Employee Plan or employee benefit arrangement of the Company or any of its Subsidiaries or any individual party to an employment agreement with the Company or any of its Subsidiaries shall have any right hereunder or otherwise to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

6.7Public Announcements.  The Current Report on Form 8-K to be filed by the Company on or before the applicable deadline to report the Contemplated Transactions shall be in a form mutually acceptable to the Company and Parent.  Each party shall not, and shall cause its Representatives not to, issue or cause publication of any press release or other public announcement (including any filing with the SEC) or make any other public statement (including answering questions from reporters or analysts) with respect to the Offer, the Merger, this Agreement or the other Contemplated Transactions without the prior consent of the other party, except (a) as may be required by applicable Legal Requirement (in which case such party shall not issue or cause the publication of such release or other public announcement or statement without prior consultation with the other party), or (b) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement.

6.8Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement or the Contemplated Transactions (“Shareholder Litigation”), and no such settlement shall be agreed to without Parent’s prior written consent (which consent may be granted or withheld in Parent’s sole discretion, but will not be unreasonably delayed).  At the Company’s request,

Parent shall use its commercially reasonable efforts to provide assistance to the Company in the defense of any Shareholder Litigation.  Subject to Section 7.2, the pendency of any Shareholder Litigation shall not relieve Parent or Merger Sub of any of their respective obligations set forth in the Agreement.

6.9Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Contemplated Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

6.10Takeover Statute.  If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Offer, the Merger or the other Contemplated Transactions, then each of the Company, Parent, Merger Sub and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Statute on the Contemplated Transactions.

6.11Resignation of Directors

.  The Company shall cause each of the directors of each Acquired Entity, in each case, to the extent requested by Parent no less than two Business Days prior to the Closing Date, to submit a letter of resignation or otherwise be removed effective upon Closing.

6.12Rule 14d−10 Matters.  Prior to the Acceptance Time, the Company (acting through the Company Board and its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d−10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.  The Company shall promptly provide Parent evidence, in form and substance acceptable to Parent, of the Company’s exemption under Rule 14d−10(d) promulgated under the Exchange Act as required under this Section 6.12.

6.13Intellectual Property Covenants.  The Company will, prior to the Effective Time, take all actions set forth on Part 6.13 of the Disclosure Schedule with respect to Intellectual Property.

6.14FIRPTA.  Prior to the Offer Commencement Date, and every 30 days until the Effective Time, the Company shall deliver to Parent a statement pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations certifying that the Company is not, and during the previous five year period has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, together with proof of notice thereof to the Internal Revenue Service, in each case in form and substance reasonably acceptable to Parent.

6.15Obligations of Parent.  Parent shall not, and shall not permit Merger Sub to, adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization of Parent, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization that would reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or any of the other Contemplated Transactions.

Article VIIConditions Precedent To The Merger

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1Company Shareholder Approval.  If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly approved by the Required Company Shareholder Vote.

7.2No Injunctions or Restraints.  No Legal Requirement or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Body shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, a party shall have taken all actions required of such party under this Agreement to have any such Legal Requirement or Order or other prohibition lifted.

7.3Consummation of Offer.  Merger Sub shall have accepted for payment and paid for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

Article VIIITermination

8.1Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned (other than in the case of Section 8.1(a), by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties):

(a)by mutual written consent of Parent and the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote);

(b)by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Required Company Shareholder Vote) if a court or other Governmental Body of competent jurisdiction in the United States shall have issued a final and non-appealable Order or shall have taken any other action, having the effect of  (i) permanently restraining, enjoining or otherwise prohibiting (A) the acquisition or acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or (B) the Merger or (ii) making the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger, illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such Order or the taking of such action is caused by or resulted from the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement (including Exhibit C) without Merger Sub having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if (A) the failure of Merger Sub to accept shares of Company Common Stock for payment pursuant to the Offer is caused by or resulted from the failure of an Offer Condition to be satisfied and (B) the failure of such Offer Condition to be satisfied is caused by or resulted from to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(d)by either Parent or the Company if the Acceptance Time shall not have occurred on or prior to June 30, 2020 (the “Outside Date”); provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if (A) the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of an Offer Condition to be satisfied and (B) the failure of such Offer Condition to be satisfied is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(e)by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(f)by Parent at any time prior to the Acceptance Time if any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause “(a)” of Exhibit C would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded), a Company Material Adverse Effect has occurred, or any event shall have occurred or facts or circumstances shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect or the Company shall have failed to perform any of its covenants or agreements contained in this Agreement, such that the condition set forth in clause “(b)” of Exhibit C would not be satisfied; provided, however, that if (A) any inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform any of the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to perform and (B) the Company is continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or failure to perform (1) during such 30 day (or shorter) period or (2) after such 30 day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent of Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(g)by the Company at any time prior to the Acceptance Time if (i) any of Parent’s or Merger Sub’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy has a material adverse effect on Merger Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or (ii) Parent or Merger Sub shall have failed to perform any of their covenants or agreements contained in this Agreement and such failure has a material adverse effect on Merger Sub’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that if (A) any inaccuracy of any of Parent’s or Merger Sub’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform Parent’s or Merger Sub’s covenants or agreements is curable by Parent or Merger Sub prior to the earlier of the Outside Date or 30 days after the date on which Parent and Merger Sub are notified by the Company in writing of such breach or failure to perform and (B) Parent or Merger Sub are continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or failure to perform (1) during such 30 day (or shorter) period or (2) after such 30 day period, if such inaccuracy or failure to perform shall have been fully cured; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(h)by the Company, subject to the Company’s compliance with Section 5.3(g), at any time prior to the Acceptance Time in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”), if: (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a Specified Definitive Acquisition Agreement; (ii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into the Specified Definitive Acquisition Agreement with respect to such Superior Offer; and (iii) the Company immediately prior to or concurrently with such termination, pays to Parent the payment required to be made to Parent pursuant to Section 8.3(d);

8.2Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination.  In the event of the termination of this Agreement as provided in this Article VIII, this Agreement shall be of no further force or effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto; provided, however, that (i) Section 6.7, this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in any representation or warranty contained in this Agreement or willful and intentional breach of any covenant or agreement contained in this Agreement and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination.

8.3Expenses; Termination Fees.

(a)Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that:

(i)Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Offer Documents and the Schedule 14D-9 and any amendments or supplements thereto, and (B) the retention of any information agent, depositary or other service provider in connection with the Offer; and

(ii)if this Agreement is terminated (A)(1) by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) and (2) at the time of such termination the Minimum Condition shall not have been satisfied or waived, (B)(1) by Parent pursuant to Section 8.1(f) (in the case of Section 8.1(f)(i), only in the event of a willful and intentional breach of the Company’s representations or warranties contained in this Agreement) and (2) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made or (C) by Parent pursuant to Section 8.1(e), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(b) or Section 8.3(c)), in each of clauses “(A),” “(B)” and “(C)” of this sentence, the Company shall make a non-refundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to $150,000 (or, if higher, the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, financing commitment fees, consultant fees, filing fees and travel expenses) that have been paid or may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Tender and Support Agreements and otherwise in connection with the Offer, the Merger or any of the other Contemplated Transactions and the Tender and Support Agreements).

In the case of termination of this Agreement by the Company pursuant to Section 8.1(c) or Section 8.1(d) any non-refundable payment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company prior to or at the time of such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(f), any non-refundable payment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company within two Business Days after such termination.

(b)If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) or by Parent pursuant to Section 8.1(f) (in the case of Section 8.1(f)(i), only in the event of a willful and intentional breach of the Company’s representations or warranties contained in this Agreement) and (i) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and (ii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Acquisition Transaction is consummated or the time such definitive agreement is executed (and in addition to the amounts payable pursuant to Section 8.3(a)), a non-refundable fee in the amount of $1,020,000; provided, however, that for purposes of clause “(ii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “35%.”

(c)If this Agreement is terminated by Parent pursuant to Section 8.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Article VIII at any time after the occurrence of a Triggering Event, then the Company shall pay to Parent, in cash within two Business Days after such termination (and in addition to the amounts payable pursuant to Section 8.3(a)), a non-refundable fee in the amount of $1,020,000.

(d)If this Agreement is terminated by Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash by wire transfer prior to or at the time of such termination, a non-refundable fee in the amount of $1,020,000.

(e)Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.3, are an integral part of the Contemplated Transactions, and that, without these agreements, Parent would not have entered into this Agreement.  Accordingly, if the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Citibank or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f)The fees payable pursuant to this Section 8.3 shall be paid by the Company free and clear of all deductions or withholdings.  In the event that a deduction or withholding is required by applicable Legal Requirements, the Company shall pay such additional amount as shall be required to ensure that the net amount received by Parent shall equal the full amount which would have been received by it, had no such deduction or withholding been required to be made, and the Company shall indemnify Parent for such withholding or deductions, and interest, additions to tax and penalties thereon.

(g)Each of the Company and Parent acknowledges and agrees that amounts payable pursuant to this Section 8.3 shall be payable by the Company or the Parent, as applicable, on only one occasion, whether or not the facts or circumstances giving rise to a party’s obligation to pay such amounts may trigger an obligation to pay such amounts under more than one subsection of this Section 8.3.  Each of the Company and Parent acknowledges and agrees that this Section 8.3(g) shall not be interpreted to limit or restrict Parent’s and the Company’s, as the case may be, ability to seek or obtain any other remedy it may have with respect to this Agreement.

Article IXMiscellaneous

9.1Specific Performance; Remedies Cumulative.  The parties hereto agree that irreparable damage would occur and there would not be any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.2Governing Law; Submission to Jurisdiction; Consent to Services of Process; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)In all actions and proceedings arising out of or relating to this Agreement or any of the Contemplated Transactions, the parties hereto (i) irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), (ii) irrevocably waive and agree that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (iii) agree that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement.  Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 9.5 and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof.  Nothing in this Section 9.2 shall affect or eliminate any right to serve process in any other manner permitted by Legal Requirement.

(c)THE COMPANY AND PARENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LEGAL REQUIREMENT, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE.  THE COMPANY AND PARENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.3Entire Agreement; Amendments and Waivers.  This Agreement, the Disclosure Schedule and the other Transaction Documents (including the schedules and exhibits hereto and thereto and the Confidentiality Agreement) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or such other Transaction Document, as applicable, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement or any other Transaction Document, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4No Third Party Beneficiaries.  Except as set forth in Section 6.5, this Agreement, the Disclosure Schedule and the other Transaction Documents (including the schedules and exhibits hereto and thereto) are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

9.5Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or sent by email transmission, (b) on the third (3rd) Business Day after dispatch by registered certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company, to:

Evans & Sutherland Computer Corporation

770 Komas Drive

Salt Lake City, UT 84108

Attention:           Jonathan Shaw, CEO

Email:                 jshaw@es.com

With a copy to:

Durham Jones & Pinegar, P.C.
111 South Main Street, Suite 2400
Salt Lake City, Utah 84111
Attention:          Jeffrey M. Jones
Email:                jjones@djplaw.com

If to Parent, Merger Sub or the Surviving Corporation, to:

Elevate Entertainment Inc.

4143 Maple Avenue, Suite 400

Dallas, Texas 75219

Attention:         Shaun Miller

Email:              smiller@winnfamily.org

and

Elevate Acquisition Corporation
4143 Maple Avenue, Suite 400

Dallas, Texas 75219

Attention:         Shaun Miller

Email:              smiller@winnfamily.org

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201-6950
Attention:          James R. Griffin
Email:                james.griffin@weil.com

9.6Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Contemplated Transactions is not affected in any manner adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirement in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

9.7Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Legal

Requirement or otherwise, by any of the parties hereto without the prior written consent of each other party hereto, except that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more of its Affiliates, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 9.7 shall be null and void.

9.8Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.9Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article III (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article III (or other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

9.10Survival

.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.10 does not limit any covenant or agreement of the parties contained in or reference by this Agreement, which, by its terms, contemplates performance after the Effective Time.

9.11Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  References to “days” are to calendar days; provided, however, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Dollars.  Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.

(c)Exhibits/Schedules.  The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)Updates.  Except as otherwise set forth herein, any Legal Requirement defined or referred to herein or in any agreement or instrument that is referred to herein means such Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor Legal Requirements and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(j)Or.  Where the context so permits, the word “or” means “and/or.”

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

ELEVATE ENTERTAINMENT INC.

By:/s/ Jeb B. Terry, Jr.

Name: Jeb B. Terry, Jr.

Title: President and Chief Executive Officer

ELEVATE ACQUISITION CORPORATION

By:/s/ Jeb B. Terry, Jr.

Name: Jeb B. Terry, Jr.

Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

EVANS & SUTHERLAND COMPUTER CORPORATION

By:/s/ Jonathan Shaw

Name: Jonathan Shaw

Title: Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

For purposes of this Agreement (including this Exhibit A and Exhibit B):

“Acceptance Time” shall mean the first time as of which Merger Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

“Acquired Entities” shall mean, collectively, the Company and the Company Subsidiaries.

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Affiliates) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Entities is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Entities or the surviving entity in a merger or the resulting direct or indirect parent of such Acquired Entity or surviving entity or (iii) in which any of the Acquired Entities issues securities representing 15% or more of the outstanding securities of any class of voting securities of any of the Acquired Entities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of any of the Acquired Entities; or

(c)any liquidation or dissolution of any of the Acquired Entities.

“Adjusted Outstanding Share Number” shall have the meaning set forth in Section 1.1(b).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(f).

“Advisor” shall mean, with respect to any Person, each accountant, broker, investment banker, finder, financial advisor, consultant, legal counsel and other similar Person that is or has ever been retained by or authorized to act on behalf of, or is performing or has ever performed services for, such Person.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Amended Bylaws” shall have the meaning set forth in Section 2.5.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in New York, New York are authorized or required by Legal Requirement to be closed.

“Business of the Company” means the business of the Acquired Entities, taken as a whole.

“Cashed Out Compensatory Award” shall have the meaning set forth in Section 6.4(a).

“Certificates” shall have the meaning set forth in Section 2.8.

“Certificates of Merger” shall have the meaning set forth in Section 2.3.

“Certifications” shall have the meaning set forth in Section 3.4.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Advisor” shall have the meaning set forth in Section 3.28(a).

“Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Entities.

“Company Board” shall have the meaning set forth in Section 1.2(a).

“Company Board Recommendation” shall have the meaning set forth in Section 1.2(a).

“Company Common Stock” shall mean the Common Stock, par value $0.20 per share, of the Company.

“Company Compensatory Award” shall mean each Company Option.

“Company Contract” shall mean any Contract:  (a) to which any of the Acquired Entities is a party; (b) by which any of the Acquired Entities or any asset of any of the Acquired Entities is or may become bound or under which any of the Acquired Entities has, or may become subject to, any obligation; or (c) under which any of the Acquired Entities has or may acquire any right or interest.

“Company Financial Statements” shall mean the: (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018, December 31, 2017 and December 31, 2016 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, including the notes thereto and the reports of Tanner LLC thereon; and (b) unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Most Recent Balance Sheet Date and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the nine months then ended.

“Company Intellectual Property” shall mean: (a) all Intellectual Property in the Company Products and all Intellectual Property in Company Product Software; and (b) all other Intellectual Property in which any of the Acquired Entities has (or purports to have) an ownership interest of any nature, in each case, (a) and (b), excluding Company Legacy IP.

“Company IT Systems” has the meaning set forth in Section 3.9(k).

“Company Leases” shall have the meaning set forth in Section 3.8(c).

“Company Legacy Intellectual Property” shall mean: all Intellectual Property in which any of the Acquired Entities has an ownership interest and which (a) exclusively relates to products or services which have not been commercialized by such Acquired Entity within the 10 years prior to the date of this Agreement and (b) would not reasonably be expected to relate to or be used in connection with a product or service which is presently contemplated to be or is in development by or on behalf of any of the Acquired Entities.

“Company Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Acquired Entities, taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of this Agreement shall not be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur) if the Company demonstrates that such change results from: (i) adverse economic conditions in the United States or in other locations in which the Acquired Entities have material operations that do not disproportionately affect the Acquired Entities relative to the other participants in the industry in which the Acquired Entities operate; (ii) adverse economic conditions that generally affect the industry in which the Acquired Entities operate and that do not disproportionately affect the Acquired Entities relative to the other participants in such industry; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect); or (iv) the failure of the Company to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option Plans” shall mean, collectively, the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan and the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan.

“Company Options” shall mean outstanding and unexercised options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plans or otherwise).

“Company Preferred Stock” shall mean the (a) Series A Preferred Stock, with no par value, of the Company and (b) Series B Preferred Stock, Special Stock, with no par value, of the Company.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Acquired Entity and (i) which is currently marketed, distributed, provided, leased, licensed or sold or (ii) as to which any of the Acquired Entities has or could reasonably be expected to have a warranty, indemnification, service or maintenance obligation to the owner or licensee thereof; or (b) currently under development by or for any Acquired Entity (whether or not in collaboration with another Person).

“Company Product Software” shall mean any Computer Software (regardless of whether such software is owned by an Acquired Entity or licensed to an Acquired Entity by a third party, and including firmware and other software embedded in hardware devices) contained or included in or provided with any Company Product or used directly in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company SEC Documents” shall mean each report, schedule, registration statement, proxy, form, statement or other document filed with, or furnished to, the SEC by the Company since January 1, 2016.

“Company Shareholders Meeting” shall have the meaning set forth in Section 6.2(a).

“Company Subsidiary” shall mean Spitz, Inc., a Delaware corporation.

“Compensatory Award Payments” shall have the meaning set forth in Section 6.6(a).

“Computer Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean all actions and transactions contemplated by this Agreement, including: (a) the Offer and the acceptance for payment and acquisition of shares of Company Common Stock pursuant to the Offer; (b) the Top-Up Option; and (c) the Merger.

“Continuing Employee” means each employee of any Acquired Entity who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Current Premium” shall have the meaning set forth in Section 6.5(b).

“D&O Indemnified Persons” shall have the meaning set forth in Section 6.5(a).

“Delaware Certificate of Merger” shall have the meaning set forth in Section 2.3.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.9 and that has been delivered by the Company to Parent on the date hereof and signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

“Disqualified Individuals” shall have the meaning set forth in Section 3.17(j).

“Dissenting Shares” shall have the meaning set forth in Section 2.9(a).

“Division” shall have the meaning set forth in Section 2.3.

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee Plan” shall have the meaning set forth in Section 3.17(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, license, right of first refusal, right of first offer, preference, priority, easement, covenant, condition, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” shall mean: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any and all Legal Requirements relating to: (a) pollution or to the protection of human health, the environment (including air, surface water, ground water, land surface or subsurface strata) or natural resources; (b) emissions, discharges, releases or threatened releases of Materials of Environmental Concern; or (c) the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Materials of Environmental Concern or any product or waste containing Materials of Environmental Concern, including any product content or product take-back requirements, including the Restrictions of Hazardous Substances Directives, Waste Electrical and Electronic Equipment Directives and China Restrictions on Hazardous Substances.

“Environmental Permits” shall have the meaning set forth in Section 3.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at a relevant time, would be considered a single employer with any Acquired Entity within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“Existing D&O Policy” shall have the meaning set forth in Section 6.5(b).

“Expiration Date” shall have the meaning set forth in Section 1.1(d).

“Export Approvals” shall have the meaning set forth in Section 3.13(c)(i).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean the generally accepted accounting principles in the United States.

“Governmental Authorizations” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including any of the foregoing that relate to export control); or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any court or other tribunal and any stock exchange or self-regulatory organization).

“Grant Date” shall have the meaning set forth in Section 3.3(b).

“Indebtedness” with respect to a Person and as of a specific date, shall mean, without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fee or expense and other monetary obligation as of such time in respect of (a) all indebtedness of such Person for borrowed money or for the deferred or unpaid purchase price of property or services, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation), (c) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, (d) all indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (e) all obligations of such Person under financing or capital leases, (f) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets of such Person (whether or not such obligation is assumed by such Person) and (g) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations or other similar derivative instruments.

“Initial Expiration Date” shall have the meaning set forth in Section 1.1(d).

“Intellectual Property” shall mean, collectively, all worldwide rights, title and interest associated with or arising out of any intellectual property, including: (a) trade names, trade dress, trademarks, service marks, assumed names, business names, logos, brand names, corporate names, Internet domain names, trade styles, and other identifiers indicating the business or source of goods or services and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, and all registrations, applications, renewals and extensions of the foregoing anywhere in the world, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (b) copyrights, copyrightable works and works of authorship, and all database and design rights, data collections and “moral” rights, whether or not registered or published, and all registrations, applications and recordations therefor; (c) patents, patent applications and patent or invention disclosures, including continuations, divisionals, and continuations-in-part of any of the foregoing and patents issuing on any of the foregoing, along with all reissues, reexaminations and extensions of any of the foregoing (collectively, “Patents”); (d) all trade secret rights and corresponding rights in confidential information and other non-public proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans proposals and technical data, business and marketing plans, market surveys, market know-how, customer lists and information (collectively, “Trade Secrets”); and (e) any and all similar, corresponding or equivalent intellectual or proprietary rights anywhere in the world, including such rights in Computer Software.

“Intervening Event” shall have the meaning set forth in Section 5.3(i).

“Key Employee” means each individual set forth on Section A-1 of the Disclosure Schedule.

“Knowledge of the Company” or “Company’s Knowledge” means, as to a particular matter, the actual knowledge, after due inquiry, of any one or more of the individuals listed on Part A-1 of the Company Disclosure Schedules.  The actual knowledge, after due inquiry, of the individuals listed on Part A-1 of the Company Disclosure Schedules shall also extend to each of the Company Subsidiaries.

“Leased Real Property” shall have the meaning set forth in Section 3.8(c).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any international, national, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market).

“Made Available” shall mean, with respect to any documents or other materials relating to the Acquired Entities, that such documents or other materials were actually delivered by the Company to Parent or its counsel at least five Business Days prior to the date hereof or were at all times between January 31, 2020 and the date hereof located in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent (it being understood and agreed that as soon as practicable after the date of this Agreement, the Company shall deliver to Parent on optical media format a complete and accurate copy of the contents of said virtual data room as of the date of this Agreement).

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, emissions, wastes, substances, petroleum and petroleum products and any other substance, material or waste that is now or hereafter regulated by, or gives rise to liability under, any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Minimum Condition” shall have the meaning set forth in Section 1.1(b).

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2019 included in the Company Financial Statements.

“Most Recent Balance Sheet Date” shall mean September 30, 2019.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Commencement Date” shall have the meaning set forth in Section 1.1(a).

“Offer Conditions” shall have the meaning set forth in Section 1.1(b).

“Offer Documents” shall have the meaning set forth in Section 1.1(e).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer to Purchase” shall have the meaning set forth in Section 1.1(e).

“Open Source Code” shall mean any Computer Software that is distributed under “open source” or “free software” terms, including any Computer Software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Computer Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute such Computer Software or any derivative work of such Computer Software.

“Order” means, with respect to any Person, any writ, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body or arbitrator that is binding upon or applicable to such Person or its property.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Acquired Entities through the date hereof consistent with past practice.

“Outside Date” shall have the meaning set forth in Section 8.1(d).

“Owned Real Property” shall have the meaning set forth in Section 3.8(a).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or any of the other Contemplated Transactions.

“Payment Agent” shall have the meaning set forth in Section 2.8(a).

“Payment Fund” shall have the meaning set forth in Section 2.8(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean, in addition to any definition for any similar term (e.g., “personal information” or “personally identifiable information” or “PII”) provided by applicable

Legal Requirements, or by any of the Acquired Entities in any of their privacy policies, notices, other public-facing statements, or contracts all information that identifies, could be used to identify or is otherwise associated with an individual person or device, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or other application, whether or not such information is associated with an identifiable individual, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Law” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to data privacy and security and Personal Data, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Data, including the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM Act), Telephone Consumer Protection Act (TCPA), EU General Data Protection Regulation, Regulation 2016/679/EU (GDPR), and any and all applicable Legal Requirements relating to breach notification in connection with Personal Data.

“Proxy Statement” means the proxy statement of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting.

“Real Property” shall have the meaning set forth in Section 3.8(c).

“Registered IP” shall mean all Intellectual Property that is registered, applied for, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered copyrights, registered Trademarks, Internet domain names and all applications for any of the foregoing.

“Representatives” shall mean any officers, directors, employees, agents, attorneys, accountants, consultants, agents advisors and representatives.

“Required Company Shareholder Vote” shall have the meaning set forth in Section 3.24.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Litigation” shall have the meaning set forth in Section 6.8.

“Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 8.1(h).

“Specified Representations” means the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.13, 3.23 and 3.26(i) of the Agreement.

“Standard User License” shall have the meaning set forth in Part 3.9(c)(ii).

“Subsidiary” shall mean, with respect to any Person, an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” shall mean, means an unsolicited, bona fide written Acquisition Proposal that, if consummated, would result in a Person or “group” (as defined in the Exchange Act and the rules thereunder) owning, directly or indirectly: (a) 50% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 50% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (b) 50% or more of the assets of the Acquired Entities, taken as a whole, which the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, is (i) more favorable to the Company’s shareholders from a financial point of view than the terms of the Offer or the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder) and (ii) is reasonably likely to be consummated on the terms proposed.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Policy” shall have the meaning set forth in Section 6.5(b).

“Takeover Statute” shall have the meaning set forth in Section 3.22.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local, or foreign taxes (including taxes based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, and shall include any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, license tax, severance tax, premium tax, windfall profits tax, environmental tax, capital stock tax, social security (or similar, including FICA) tax, disability tax, registration tax, alternative or add-on minimum tax, or other tax of any kind), levies, assessments, tariffs, and duties (including any customs duty); (b) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, whether disputed or not; and (c) any liability in respect of any items described in clauses “(a)” or “(b)” payable by reason of Contract, assumption, transferee or successor liability, or due to the operation of an applicable Legal Requirement, or due to Treasury Regulation Section 1.1502-6(a) (or any similar Legal Requirement) or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, claim for refund, estimate, notice, notification, form, election, certificate or other document or information, including any schedule or attachment thereto, and including any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Terminated Compensatory Award” shall have the meaning set forth in Section 6.4(b).

“Title Documents” shall have the meaning set forth in Section 3.8(e).

“Top-Up Option” has the meaning set forth in Section 1.3(a).

“Top-Up Shares” has the meaning set forth in Section 1.3(a).

“Transaction Documents” means this Agreement and each agreement, document, certificate and instrument executed in connection herewith.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

A “Triggering Event” shall be deemed to have occurred if (a) the Company Board or any committee thereof shall have made an Adverse Recommendation Change, (b) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation, (c) the Company Board fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Offer and the Merger, within five Business Days (or, if earlier, prior to the Acceptance Time) after Parent requests in writing that such recommendation be reaffirmed publicly, (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have disclosed and sent to its shareholders, within five Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Acceptance Time), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Offer and the Merger, (e) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Offer and the Merger, within five Business Days (or, if earlier, prior to the Acceptance Time) after such Acquisition Proposal is publicly announced, (f) the Company or any Representative of the Company shall have breached any of the provisions set forth in Section 6.3 in any material respect or (g) any shareholder of the Company who has executed and delivered a Tender and Support Agreement shall have materially breached such Tender and Support Agreement.

“Uncertificated Shares” shall have the meaning set forth in Section 2.8(a).

“URBCA” shall have the meaning set forth in Section 1.2(a).

“Utah Articles of Merger” shall have the meaning set forth in Section 2.3.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

EXHIBIT C

CONDITIONS TO THE OFFER

The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(i)” below.  Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by this Agreement, if (i) the Minimum Condition shall not be satisfied or waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer or (ii) any of the following additional conditions shall not be satisfied or waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer:

(a)(i) each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations and the representations and warranties contained in Section 3.3, Section 3.17(q) and Section 3.28, shall be accurate in all respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (iii) the representations and warranties contained in Section 3.17(q) and Section 3.28 shall have been accurate in all respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded and (iv) the representations and warranties contained in Section 3.3 shall have been accurate in all respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded;

(b)each covenant or agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with and performed in all material respects;

(c)since the date hereof, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or facts or circumstances shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(d)no Key Employee shall have: (i) died or suffered a physical or medical impairment that would reasonably be expected to impact their ability to perform the functions of their position with the Company following the Effective Time; and (ii) terminated employment with the Company (or indicated an intent to do so) or have terminated or repudiated his or her employment agreement, as in effect on the date hereof and as amended as of the date hereof, as applicable (or indicated an intent to do so);

(e)Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b)” and “(c)” of this Exhibit C have been duly satisfied;

(f)no temporary restraining Order, preliminary or permanent injunction or other Order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the Offer or the Merger or any of the other Contemplated Transactions that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other Contemplated Transactions, illegal or violative of any Legal Requirement;

(g)there shall not be pending or threatened any Legal Proceeding (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other, (ii) relating to the Offer, the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Entities any damages or other relief that may be material to Parent or the Acquired Entities, (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Entities, (iv) that could materially and adversely affect the right or ability of Parent, or any of the Acquired Entities, to own the assets or operate the business of any of the Acquired Entities or (v) seeking to compel any of the Acquired Entities, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Company Common Stock or any material assets as a result of the Offer, the Merger or any of the other Contemplated Transactions;

(h)no Triggering Event shall have occurred; and

(i)this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub.